STOCK PURCHASE AGREEMENT

DATED AS OF JUNE 1, 2016

BY AND AMONG

CAI INTERNATIONAL, INC. (“Buyer”),

ROBERT THOMPSON, EDWARD KROPP and RICHARD FINK (the “Sellers”),

AND

GENERAL TRANSPORTATION SERVICES, INC. (“GT”) and

HYBRID LOGISTICS, INC. (“HL”, and collectively with GT, the “Companies”)

AND

ZIONS BANK, A DIVISION OF ZB, NATIONAL ASSOCIATION,

AS ESCROW AGENT

Page

ARTICLE I DEFINITIONS		2
1.1.	Certain Definitions	2
ARTICLE II PURCHASE AND SALE OF SHARES		10
2.1.	Purchase and Sale of Shares	10
2.2.	Consideration for the Shares.	10
2.3.	Purchase Price Adjustment	13
2.4.	Closing.	15
2.5.	Intentionally Omitted.	16
2.6.	Taking of Necessary Action; Further Action	16
ARTICLE III REPRESENTATIONS AND WARRANTIES OF COMPANIES AND SELLERS		16
3.1.	Organization, Qualification and Corporate Power	17
3.2.	Authorization	17
3.3.	Capitalization	18
3.4.	No Subsidiaries	18
3.5.	No Conflicts	18
3.6.	Consents	18
3.7.	Financial Statements	18
3.8.	Undisclosed Liabilities	19
3.9.	Events Subsequent to December 31, 2015	19
3.10.	Legal Compliance	20
3.11.	Tax Matters.	20
3.12.	Title of Assets; Absence of Liens and Encumbrances.	23
3.13.	Contracts	24
3.14.	Litigation	25
3.15.	Restrictions on Business Activities	25
3.16.	Intellectual Property.	25
3.17.	Employee Matters.	26
3.18.	Labor	29
3.19.	Environmental Matters	30
3.20.	Fees	30
3.21.	No Acquisition Proposals	30
3.22.	Powers of Attorney	30
3.23.	Full Disclosure	31
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		31
4.1.	Organization, Qualification and Corporate Power	31
4.2.	Authorization	31
4.3.	No Conflict	32
4.4.	Consents	32

i

(continued)

Page

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLERS		32
5.1.	Ownership of Shares	32
5.2.	Absence of Claims by the Sellers	33
5.3.	Authority	33
5.4.	No Conflict	33
5.5.	Consents	33
ARTICLE VI POST-CLOSING COVENANTS		33
6.1.	Reasonable Cooperation of Sellers	33
6.2.	Collection of Delinquent AR	34
6.3.	Escrow Fees	34
ARTICLE VII OTHER AGREEMENTS AND COVENANTS		33
7.1.	Confidentiality	34
7.2.	Additional Documents and Further Assurances	34
7.3.	Tax Matters.	35
ARTICLE VIII CONDITIONS TO THE ACQUISITION		36
8.1.	Conditions to Obligations of Each Party to Effect the Acquisition	36
8.2.	Conditions to Buyer’s Obligation to Effect the Acquisition	36
8.3.	Conditions to Sellers’ Obligation to Effect the Acquisition	39
ARTICLE IX INDEMNIFICATION; ESCROW		40
9.1.	Survival of Representations and Warranties	40
9.2.	Indemnification by Sellers.	40
9.3.	Indemnification by Buyer	47
9.4.	Tax Treatment of Indemnification Payments	47
9.5.	Exclusive Remedies	47
ARTICLE X MISCELLANEOUS		48
10.1.	Press Releases and Public Announcements	48
10.2.	No Third-Party Beneficiaries	48
10.3.	Entire Agreement	48
10.4.	Amendment	48
10.5.	Waivers	49
10.6.	Successors and Assigns	49
10.7.	Counterparts	49
10.8.	Headings	49
10.9.	Notices	50
10.10.	Governing Law	51
10.11.	Severability	51
10.12.	Expenses	51
10.13.	Construction	50
10.14.	Further Assurances	52

(continued)

Page

10.15.	Attorneys’ Fees	52
10.16.	Arbitration	52
10.17.	Appointment of Seller Representative	53

EXHIBITS

Exhibit A	Form of Non-Compete Agreement
Exhibit B	Form of Employee Agreement Amendment
Exhibit C	Form of Escrow Agreement
Exhibit D	Closing Purchase Price Adjustment Calculation
Exhibit E	Form of Lease Agreement
Exhibit 1.1	EBITDA Calculation Methodology
Exhibit 2.4	Sellers’ Wire Transfer Information
Exhibit 8.2(f)	Schedule of Parties to Non-Compete Agreement
Exhibit 8.2(h)	Schedule of Parties to Employment Agreement Amendment
Exhibit 8.2(r)	Terminated Agreements
Exhibit 8.2(s)	Payoff Letters

DISCLOSURE SCHEDULE

Schedule 3.3	Capitalization
Schedule 3.5	Conflicts
Schedule 3.6	Required Consents
Schedule 3.7	Financial Statements
Schedule 3.8	Liabilities
Schedule 3.9	Events Subsequent to December 31, 2015
Schedule 3.11(q)	Tax Classification
Schedule 3.13	Company Contracts
Schedule 3.14	Litigation
Schedule 3.16(a)	Intellectual Property
Schedule 3.17(b)	Effect of Transaction
Schedule 3.17(c)	Employee List
Schedule 3.17(e)	Bonus Plans
Schedule 3.17(f)	Commission Plans
Schedule 3.17(g)	Company Employee Plans
Schedule 3.18	Labor
Schedule 3.19(a)	Environmental Matters
Schedule 3.19(b)	Governmental Authorizations
Schedule 3.20	Broker Fees
Schedule 3.22	Powers of Attorney

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 1, 2016, by and among CAI INTERNATIONAL, INC., a Delaware corporation (“Buyer”), GENERAL TRANSPORTATION SERVICES, INC., an Oregon corporation (“GT”), and HYBRID LOGISTICS, INC., a Nevada corporation (“HL”), ROBERT THOMPSON, an individual and resident of the State of Florida, EDWARD KROPP, an individual and resident of the State of Washington, and RICHARD FINK, an individual and resident of the State of Washington (Mr. Thompson, Mr. Kropp, and Mr. Fink being each hereinafter individually referred to as a “Seller” and collectively referred to as the “Sellers”), and with respect to Article IX only, ZIONS BANK, A DIVISION OF ZB, NATIONAL ASSOCIATION, as Escrow Agent (“Escrow Agent”).  GT and HL are sometimes individually referred to as a “Company” and collectively referred to as the “Companies.”  Buyer, the Companies, Sellers and Escrow Agent are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, on the terms and subject to the conditions set forth herein, all of the equity securities of the Companies (the “Acquisition”) calculated on a fully-diluted basis and including without limitation, all of the issued and outstanding capital stock of GT and HL (collectively, the “Shares”).

B.The Seller Representative shall act as agent for the Sellers with respect to the matters specified in this Agreement as being handled by the Seller Representative, and agreements by the Seller Representative shall be binding on all Sellers.

C.Each Company is primarily engaged in the business of providing brokerage of truck transportation services to businesses located in North America (as each is conducted by such Company and collectively by the Companies, the “Business”), and in connection with the Business, each Company owns certain equipment and other assets, including without limitation contracts with customers, railroads, shipping lines and trucking companies pertaining to the Business, as well as lease and other contracts entered into by such Company or in the course of the Business (such contracts being hereinafter collectively referred to as the “Company Contracts”).

D.In connection with the Acquisition, and as a material inducement to Buyer to enter into this Agreement, (i) Mr. Thompson is contemporaneously entering into an employment agreement in substantially the form as mutually agreed by Mr. Thompson, Buyer and the Companies (“Employment Agreement”), (ii) each Person listed on Exhibit 8.2(f) is contemporaneously entering into a non-compete agreement in substantially the form attached hereto as Exhibit A (each, a “Non-Compete Agreement”), (iii)  Messrs. Kropp and Fink each is contemporaneously entering into a consulting agreement in substantially the form as mutually agreed by the parties thereto (each, a “Consulting Agreement”), and (iv) each Person listed on Exhibit 8.2(h) is contemporaneously entering into an amendment to his or her Employment Agreement with the Company(is) in substantially the form attached hereto as Exhibit B (each an “Employment Agreement Amendment”).

E.Concurrently with the execution of this Agreement, Sellers shall deliver to Buyer their consent to the Acquisition and approval of this Agreement.

F.A portion of the consideration otherwise payable by Buyer in connection with the Acquisition shall be placed in escrow by Buyer as partial security for the indemnification obligations set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1.Certain Definitions

.  As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa).  Certain other terms are defined in the text of this Agreement.

(a)“Acquisition” shall have the meaning given such term in Recital A.

(b)“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

(c)“Aggregate Earn-Out Cap” shall have the meaning given such term in Section 2.2(b).

(d)“Agreement” shall have the meaning given such term in the opening paragraph hereto.

(e)“Ancillary Agreements” means the Employment Agreement, Employment Amendment Agreement, the Non-Compete Agreements, the Consulting Agreements, the Lease Agreement, the Escrow Agreement and any other agreement or instrument entered into by the Parties in connection with the Acquisition.

(f)“Basket Amount” shall have the meaning given to such term in Section 9.2(a)(vi).

(g)“BCMS” shall of the meaning given to such term in Section 7.1.

(h)“Bedrock” means Bedrock Development, LLC, an Oregon limited liability company and Affiliate of Sellers.

(i)“Business” shall have the meaning given such term in Recital C.

(j)“Buyer” shall have the meaning given such term in the opening paragraph of this Agreement.

(k)“Buyer Indemnified Persons” shall have the meaning given to such term in Section 9.2(a)(ii).

(l)“Caps” shall have the meaning given to such term in Section 2.2(b).

(m)“Charter Documents” shall have the meaning given to such term in Section 3.5.

(n)“Closing” shall have the meaning given to such term in Section 2.4(a).

(o)“Closing Balance Sheet” shall have the meaning given to such term in Section 2.3(b).

(p)“Closing Date” shall have the meaning given to such term in Section 2.4(a).

(q)“Closing Purchase Price Adjustment Calculation” shall have the meaning given to such term in Section 2.3(a).

(r)“Closing Date Payment” shall mean Nine Million Dollars ($US9,000,000), subject to adjustment as provided in Article II.

(s)“COBRA” shall have the meaning given to such term in Section 3.17(a)(ii).

(t)“Code” shall mean the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified

(u)“Company” and “Companies” shall have the meanings given such terms in the opening paragraph of this Agreement.

(v)“Company Contracts” has the meaning set forth in Recital C.

(w)“Company Employment Agreement” shall have the meaning given to such term in Section 3.17(a)(iii).

(x)“Company Employee Plan” shall have the meaning given to such term in Section 3.17(a)(iv).

(y)“Company Registered Intellectual Property Rights” means all U.S. and other: (i) patents, including applications therefor; (ii) registered trademarks, applications to register trademarks, including intent-to-use applications, or other registrations or applications related to trademarks; (iii) copyrights registrations and applications to register copyrights; and (iv) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public or private legal authority at any time owned (in whole or in part) by or exclusively licensed to any Company.

(z)“Conflict” shall have the meaning given to such term in Section 4.3.

(aa)“Consulting Agreement” shall have the meaning given to such term in Recital D.

(bb)“Contaminant” means any material, substance, chemical, gas, liquid, waste, effluent, pollutant or other substance which, whether on its own or mixed with another, is identified or defined in or regulated by or pursuant to any Environmental Laws or the presence of, release of, or exposure to which presents a danger to the Environment or to the health or safety or welfare of any Person.

(cc)“Contract” shall have the meaning given to such term in Section 3.9(b).

(dd)“Delinquent AR” shall have the meaning given in such term Section 2.3(a).

(ee)“Disclosure Schedule” shall have the term meaning given to such term in Article III.

(ff)“Earn-Out Payment” means up to Three Million Dollars (US$3,000,000), subject to adjustment as provided in Article II.

(gg)“EBITDA” means the earnings of the Companies before interest, Taxes, depreciation and amortization, as determined in accordance with GAAP, consistent with each Company’s accounting practices and procedures for the calendar year ended December 31, 2015 as described on Exhibit 1.1.

(hh)“Employee” shall have the meaning given to such term in Section 3.17(a)(v).

(ii)“Employment Agreement” shall have the meaning given such term in Recital D.

(jj)“Employment Agreement Amendment” shall have the meaning given to such term in Recital D.

(kk)“Environment” means (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels and containers whether above or below ground level; and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, river sediment, marshes, wet lands, flora and fauna, and any other environmental medium or natural resource.

(ll)“Environmental Laws” shall mean all Legal Requirements relating to public health and safety, worker health and safety, pollution, Contaminants, or the protection of the Environment, including those relating to natural resource damages or to the presence of, exposure to, management, manufacture, formulation, processing, treatment, storage, containment, labeling, handling, transportation, distribution, recycling, use, reuse, release, threat of release, disposal, removal, remediation, abatement or clean-up of any Contaminant and any amendment thereto.

(mm)“Environmental License” means any Governmental Authorization required by or granted pursuant to any applicable Environmental Laws.

(nn)“Environmental Release” means the spilling, leaking, pumping, pouring, emitting, releasing, emptying, discharging, injecting, escaping, leaching, migrating, seeping, dumping, leaving, depositing, discarding or disposing of any Contaminant into or upon the Environment.

(oo)“ERISA” shall have the meaning given to such term in Section 3.17(a)(vi).

(pp)“ERISA Affiliate” shall have the meaning given to such term in Section 3.17(a)(i).

(qq)“Escrow Agent” shall mean Zions Bank, a division of ZB, National Association.

(rr)“Escrow Agreement” shall have the meaning given to such term in Section 8.2(o).

(ss)“Escrow Fund” shall mean One Million Dollars ($1,000,000).

(tt)“Escrow Period” shall have the meaning given to such term in Section 9.2(b).

(uu)“Excluded Taxes” shall mean (i) any and all Taxes owed by any Seller or any Company, either directly or in its capacity as a withholding agent, in respect of payments made to third parties, including but not limited to Employees with respect to any Pre-Closing Period; (ii) any and all Taxes attributable to, or imposed on, or with respect to, any Company or the assets of any Company for any Pre-Closing Period; (iii) any costs for the preparation of and filing of any Tax Return required to be filed by or with respect to any Company for a Pre-Closing Tax Period; and (iv) any Losses associated with the investigation, review, remediation and resolution (including pursuant to a proceeding in respect of Taxes) of any of the foregoing.  To the extent permitted or required by Legal Requirements, the taxable year of each Company that includes the Closing Date shall be treated as closing on (and including) the Closing Date.  For purposes of this Agreement, in the case of any Straddle Period, (A) Property Taxes allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (B) Taxes (other than Property Taxes) allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the end of the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

(vv)“Financial Statements” shall have the meaning given to such term in Section 3.7.

(ww)“First Target Year Cap” shall have the meaning given to such term in Section 2.2(b).

(xx)“Fundamental Representations” shall have the meaning given to such term in Section 9.1.

(yy)“GAAP” means generally accepted accounting principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and consistently applied with past financial statements, as modified by the Companies in the manner described on Exhibit 1.1.

(zz)“Governmental Authorization” shall mean any:  (a) consent, permit, license, certificate, franchise, permission, approval, clearance, registration, order, qualification, authorization or variance issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any contract with any Governmental Body.

(aaa)“Governmental Body” means any:

(i)nation, province, state, county, city, town, village, district, or other jurisdiction of any nature;

(ii)federal, provincial, state, local, municipal, foreign, or other government;

(iii)governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(iv)multi-national organization or body; or

(v)body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

(bbb)“GT” shall have the meaning given to such term in the opening paragraph to this Agreement.

(ccc)“HL” shall have the meaning given such term in the opening paragraph of this Agreement.

(ddd)“Indemnified Loss” shall have the meaning given to such term in Section 9.2(a)(i).

(eee)“Indemnified Person” means any Seller Indemnified Person or Buyer Indemnified Person.

(fff)“Independent Accounting Firm” shall have the meaning given to such term in Section 2.3(c).

(ggg)“Intellectual Property” shall mean sales methodologies and processes, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, processes, protocols, proprietary information, software, software code (in any form, including source code and executable or object code), URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing.

(hhh)“Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (ii) trademark and trade name rights and similar rights; (iii) trade secret rights; (iv) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (v) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses (i) through (v) above.

(iii)“Inter-Company Fees” shall have the meaning given to such term in Section 2.2(b)(ii).

(jjj)“IRS” shall have the meaning given to such term in Section 3.17(a)(vii).

(kkk)“Knowledge” means, with respect to any Person that is a natural person, (i) that such Person, is actually aware of such fact or other matter or (ii) such Person, acting prudently in the fulfillment of his or her duties for a Company, could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the truth or existence of such fact or other matter.  Each Company shall be deemed to have “Knowledge” of a particular fact or other matter if any Seller or Dean Altenhofen, Brenda Austin, Bill Biggs, Michael Casey Barts, Johnny Chan, Ken Dorey, John Houser, Laura Johnson, Kendra Miller, or Larry Shepherd has Knowledge of such fact or other matter.

(lll)“Lease Agreement” shall have the meaning given to such term in Section 8.2(p).

(mmm)“Legal Requirements” shall mean, as amended and as now and hereafter in effect, any applicable federal, state, local, United States or foreign law, statute, constitution, principle of common law, ordinance, code, order, judgment, writ, injunction, edict, decree, rule, regulation, ruling, by-law, guidance, instrument, directive, decision or other requirement issued, entered, enacted, adopted, promulgated, implemented or put into legal effect by or under the authority of any Governmental Body.

(nnn)“Liabilities” shall mean any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued or unaccrued, absolute, known or unknown, contingent or otherwise, including Taxes (in particular, with respect to any Seller and any Company, any and all Excluded Taxes).

(ooo)“Lien” means any mortgage, pledge, lien, charge, claim, security interest, adverse claims of ownership or use, restrictions on transfer, defect of title or other encumbrance of any sort.

(ppp)“Loss” or “Losses” shall have the meanings given to such terms in Section 9.2(a)(i).

(qqq)“Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken with all other Effects that have accrued prior to the date of determination of the occurrence of a Material Adverse Effect, that is or is reasonably likely to be materially adverse to the business, assets, financial condition, capitalization or results of operation of any Company, other than any Effect with respect to, or which has a material adverse effect on, (i) the economy in general, (ii) the industry in which any Company operates, including changes in legal, accounting or regulatory changes or conditions, (iii) the announcement of this Agreement and the transactions contemplated thereby and the performance of the obligations of the Parties under this Agreement and the Ancillary Agreements, (iv) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, or (v) the effect of any action taken by Buyer or its Affiliates with respect to the transactions contemplated hereby or with respect to the Companies or Sellers.

(rrr)“Net Working Capital Amount” shall have the meaning given to such term in Section 2.3(a).

(sss)“Non-Compete Agreement” shall have the meaning given to such term in Recital D.

(ttt)“Non-Disclosure Agreement” shall have the meaning given to such term in Section 7.1.

(uuu)“Non-Fundamental Cap” shall have the meaning given to such term in Section 9.2(a)(iv).

(vvv)“Officer’s Certificate” shall mean a document which is certified by an executive officer of a Person as to the matters contained therein.

(www)“Other Tax Returns” shall have the meaning given to such term in Section 7.3(f).

(xxx)“Party” and “Parties” shall have the meaning given such term in the opening paragraph of this Agreement.

(yyy)“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Body or other entity.

(zzz)“Post-Closing NWC Notice” shall have the meaning given to such term in Section 2.3(b).

(aaaa)“Pre-Closing Period” means any taxable period ending on or prior to (and including) the Closing Date and, with respect to any Straddle Period, the portion ending on and including the Closing Date.

(bbbb)“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

(cccc)“Property Taxes” means real, personal and intangible ad valorem, property and other similar Taxes imposed on a periodic basis.

(dddd)“Purchase Price” shall mean:  (a) the Closing Date Payment of US$9.0 Million, plus (b) the Earn-Out Payments (of up to $3.0 Million), subject to adjustment as provided herein.

(eeee)“Representatives” means, with respect to a Person, that Person’s officers, directors, employees, accountants, legal counsel, investment bankers, financial advisors, agents and other representatives.

(ffff)“Seller Indemnified Persons” shall have the meaning given to such term in Section 9.3.

(gggg)“Seller Representative” shall mean Robert Thompson, a Seller.

(hhhh)“Sellers’ Accountants” shall have the meaning given to such term in Section 2.3(c).

(iiii)“Settlement Date” shall have the meaning given such term in Section 2.2(c).

(jjjj)“Shares” has the meaning set forth in Recital A.

(kkkk)“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

(llll)“Subsidiary” when used with reference to a party hereto, means any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(mmmm)“Target Net Working Capital” shall mean One Million Three Hundred Thousand Dollars ($1,300,000.00).

(nnnn)“Target Year” and “Target Years” shall have the meaning given to such term in Section 2.2(b).

(oooo)“Tax”, “Taxes” and “Tax Returns” shall have the meanings given to such terms in Section 3.11(a).

(pppp)“Technology” shall mean any or all of the following: (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets and know how; (iv) databases, data compilations and collections and technical data; (v) logos, trade names, trade dress, trademarks, service marks; (vi) World Wide Web addresses, domain names and sites; (vii) tools, methods and processes; and (viii) all instantiations of the foregoing in any form and embodied in any media.

(qqqq)“Trademarks” shall have the meaning given to such term in Section 3.16(b).

(rrrr)“Transfer Taxes” shall have the meaning given to such term in Section 2.2(d).

(ssss)“WARN Act” shall have the meaning given to such term in Section 3.18.

ARTICLE II
PURCHASE AND SALE OF SHARES

2.1.Purchase and Sale of Shares

.  Upon the terms and subject to the conditions set forth herein, at the Closing, Buyer shall purchase from Sellers, and Sellers shall irrevocably sell, convey, transfer, assign and deliver to Buyer, all right, title and interest in and to the Shares, free and clear of all Liens.

2.2.Consideration for the Shares.

(a)Closing Date Payment.  On the terms and subject to the conditions set forth in this Agreement, as full payment for the transfer of the Shares by Sellers to Buyer, at the Closing, Buyer shall deliver to Sellers, subject to the deposit of the Escrow Fund with the Escrow Agent and subject to adjustment pursuant to Section 2.3 herein, the Closing Date Payment plus or minus, as applicable, the amount by which the Net Working Capital Amount set forth in the Closing Purchase Price Adjustment Calculation is greater or less than the Target Net Working Capital.  The Parties agree that (i) fifty percent (50%) of the Closing Date Payment is attributable to the purchase and sale of the Shares of GT, and (ii) fifty percent (50%) of the Closing Date Payment is attributable to the purchase and sale of the Shares of HL.

(b)Earn-Out Payments.  In addition to the receipt of the Closing Date Payment, Sellers shall have the opportunity to receive the Earn-Out Payments as additional consideration for the Shares based on the consolidated EBITDA of the Companies for the next two (2) years beginning on the first day of the first full month after the Closing Date (each a “Target Year”, and collectively the “Target Years”), on the terms and subject to the conditions set forth in this Section 2.2(b).  Earn-Out Payments shall not be contingent on continued employment and/or consulting agreements or relationships.  Buyer agrees to cause the Companies’ auditors to complete their review of the financial statements for the Companies for each Target Year within sixty (60) days following the completion of such Target Year. As promptly as practicable following the completion of such review, but in no event later than thirty (30) days after the day that the Companies’ auditors complete the Companies’ reviewed financial statements for a Target Year, Buyer shall deliver to the Seller Representative a preliminary statement of the Companies’ EBITDA for such Target Year and a calculation of the Earn-Out Payment due to Sellers, if any, for such Target Year.  In calculating EBITDA:

(i)there shall be no allocation to the Companies of any of Buyer’s overhead expenses;

(ii)EBITDA shall not be reduced by:  (y) any expenses incurred in connection with the transactions contemplated in this Agreement (including but not limited to broker, legal or accounting fees and expenses; or (z) except as provided under clause 2.2(b)(v), any inter-company fees or expenses among the Companies, Buyer or its Affiliates (“Inter-Company Fees”).

(iii)EBITDA shall be computed without regard to “extraordinary items” of gain or loss as that term shall be defined in GAAP;

(iv)EBITDA shall not include Inter-Company Fees or any gains, losses or profits realized from the sale of any assets other than in the ordinary course of business; and

(v)The purchase and sale process of goods and services sold by the Companies to Buyer or its Affiliates or purchased by the Companies from Buyer or its Affiliates shall either (A) be approved by the Seller Representative (which approval shall be deemed given if the Seller Representative does not object in writing (which may be in the form of an email) to any such transaction within five (5) days after the Seller Representative receives written notice thereof (which may be in the form of an email), or (B) be reflected in the EBITDA calculations in amounts that at a minimum account for the direct cost and expense of each Company for the goods and services sold. Notwithstanding the foregoing:  (y) for business that is referred to the Companies by Buyer or its Affiliates, or from the Companies to Buyer or its Affiliates, the originating (i.e., referring) party shall be allocated 60% of the margin and the other party will be allocated 40% of the margin; and (z) in lieu of providing for their own legal and financial support services, following the later of (i) two (2) months after the Closing Date or (ii) the termination of the Consulting Agreement with Richard Fink, the Companies shall use Buyer’s finance and legal departments for finance and legal support services and the Companies shall be charged at such time but not before with $16,667 per month for such support services.  No further approval from the Seller Representative shall be required for transactions described in clauses (y) and (z).  Notwithstanding the foregoing, nothing herein shall obligate a Company to accept referred business from Buyer or its Affiliates, or to refer business to Buyer or its Affiliates, if doing so would result in a negative margin or loss to a Company or the Companies.

Subject to the “First Target Year Cap” and to the “Aggregate Earn-Out Cap” (as such terms are hereinafter defined), the Earn-Out Payment for each of the Target Years shall be based on the Companies’ combined and consolidated EBITDA for such Target Year, as follows:

EBITDA Threshold	Earn-Out Payment
$2,400,000	$1,500,000
$2,200,000	$1,170,000
$2,000,000	$900,000
< $2,000,000	$0

Each Earn-Out Payment shall be increased proportionally for the amount that the actual EBITDA exceeds the applicable EBITDA Threshold.  For example, if the actual combined and consolidated EBITDA of the Companies for the first Target Year is $2,050,000 (i.e., an amount between the EBITDA Thresholds of $2,000,000 and $2,200,000, and 25% of the spread between the two (2) EBITDA Thresholds), then the Earn-Out Payment shall be $967,500 (i.e., $900,000, plus 25% of the spread between $900,000 and $1,170,000).  The maximum Earn-Out Payment for first Target Year is $1,500,000 (the “First Target Year Cap”), and the aggregate maximum Earn-Out Payments for all of the Target Years is $3,000,000 (the “Aggregate Earn-Out Cap” together with the First Target Year Cap, the “Caps”).  Subject to the Aggregate Earn-Out Cap, the amount which any Earn-Out Payment for the first Target Year is in excess of the First Target Year Cap shall be added to and paid with the Earn-Out Payment, if any, for the second Target Year.  In addition, subject to the Caps, each Target Year Earn-Out Payment shall include fifty cents ($0.50) of each dollar ($1.00) of actual EBITDA over $2,400,000.  Buyer covenants and agrees to maintain correct and complete books and records for the determination of the Earn-Out Payments and it shall: (i) operate the Companies on a stand-alone basis and on a basis substantially similar to the manner in which they are presently operated; (ii) not allow any actions which have the sole purpose or effect of depressing or deferring earnings, or increasing or accelerating expenses, of the Companies; (iii) without the prior written consent of the Seller Representative (which may be in the form of email correspondence), not hire additional employees (except to replace departing employees at the same or lower salary level); (iv) not sell, assign or transfer the assets or capital stock of the Companies during the Target Years, or after the Target Years, unless all Earn-Out Payments owed to the Sellers are made, except:  (aa) on terms as may be approved in writing by the Seller Representative (such approval not to be unreasonably withheld), and (bb) Buyer shall not be restricted from merging the two (2) Companies; (iv) keep the assets of the Companies and the Companies properly insured at levels to which they are currently insured; and (v) agree with the Seller Representative on appropriate adjustments to the calculation of the Earn-Out Payments prior to any merger, consolidation or other transaction or event that would materially adversely affect calculation of the Earn-Out Payments.  Notwithstanding the foregoing, if the Sellers Representative approves in advance in writing any action or inaction by the Companies, such action or inaction shall be deemed to comply with Buyer’s covenants under this Section 2.2(b).

(c)Seller Contest Rights.  Sellers shall have thirty (30) days to review the preliminary Earn-Out Payment calculations delivered to the Seller Representative pursuant to Section 2.2(b).  If the Seller Representative delivers written notice of a dispute to Buyer within such 30-day period, Buyer and the Seller Representative shall resolve the dispute in accordance with the procedures set forth in Section 2.3(c), mutatis mutandis.  If the Seller Representative has not given written notice of a dispute within such 30-day review period, or the Seller Representative delivers written notice accepting the calculation of EBITDA and the related Earn-Out Payment, the related Earn-Out Payment shall be deemed to have been accepted and agreed to by Sellers in the form in which it was delivered to the Seller Representative and shall be final and binding upon each of the Parties.  The date upon which the Earn-Out Payment, if any, is finally determined in accordance with this Agreement is referred to herein as the “Settlement Date”.  Subject to the First Target Year Cap and the Aggregated Earn-Out Cap, the Earn-Out Payment for each of the applicable Target Years, shall be paid to the Seller Representative, as agent for Sellers, (who shall distribute the same to the Sellers) by wire transfer, pursuant to such instructions as may be provided to Buyer by the Seller Representative no later than ten (10) business days following the Settlement Date.  Sellers acknowledge their appointment of the Seller Representative as their agent for the purposes described in this Agreement, including without limitation, acceptance of the Earn-Out Payments.

(d)Sales and Use Taxes.  Sellers shall bear and pay any sales, use, stamp, and other similar transfer taxes arising out of the transfer of the Shares to Buyer (collectively, the “Transfer Taxes”).  To the extent permitted by law, Buyer shall cooperate fully with Sellers in minimizing the Transfer Taxes.  To the extent a Governmental Body provides notice to Buyer of an audit of the Transfer Taxes, Buyer shall promptly notify Sellers and Sellers shall assume responsibility for such audit and shall bear and pay when due any additional Transfer Taxes (plus interest and penalties) ultimately assessed with respect to the Acquisition.

2.3.Purchase Price Adjustment

.  The Purchase Price will be subject to adjustment in accordance with this Section 2.3 and Section 10.12 herein.

(a)Net Working Capital Adjustment.  Attached hereto as Exhibit D is a certificate setting forth the estimated Net Working Capital Amount (as defined below) as of the Closing Date (such calculation is referred to herein as the “Closing Purchase Price Adjustment Calculation”).  The Closing Purchase Price Adjustment Calculation was prepared by the Parties in good faith and Exhibit D specifies the extent to which the Net Working Capital Amount is greater or less than the Target Net Working Capital.  The Closing Date Payment shall be increased or decreased accordingly on a dollar-for-dollar basis for the amount of the difference between the Net Working Capital Amount as set forth on Exhibit D and the Target Net Working Capital.

As used herein, “Net Working Capital Amount” means (i) the consolidated current assets of the Companies, minus (ii) the consolidated current liabilities of the Companies, all as reflected on a balance sheet of the Companies prepared as of the Closing, determined in conformity with GAAP, provided, however, that (A) “current assets” shall be deemed to include (x) the proceeds from option or warrant exercises effected prior to the Closing Date and (y) loads delivered but not invoiced; (B) “current assets” shall not include accounts receivable from any customer where there are receivables in excess of 120 days beyond the invoice due date (“Delinquent AR”), or any inter-company receivables or receivables from the Sellers or Affiliates of the Sellers, or amounts owed by Sellers or their Affiliates (including Bedrock) on account of loans to Sellers or such Affiliates; (C) “current liabilities” shall be deemed to include (x) the aggregate amount of all change of control payments to Employees and other Employee benefits, severance or Tax gross up obligations triggered by the Acquisition, including the Companies’ employer’s share of any payroll, social security unemployment or similar Taxes attributable thereto; (y) all transaction expenses of the Companies in connection with this Agreement, except for the Companies’ broker, legal and accounting fees and expenses, which are for the account of Sellers and will be paid by Sellers at the Closing pursuant to Section 2.4(b)(ii) and (z) loads delivered not settled for the year 2015 and 2016; (D) “current liabilities” shall not include loads delivered not settled for any year prior to 2015; and (E) the GAAP financial statements shall be adjusted as set forth on Exhibit 1.1 hereto, to reflect mutually-agreed deviations from GAAP for historical accounting practices of the Companies.

(b)Post-Closing Purchase Price Adjustment.  The Purchase Price shall also be subject to adjustment, if any, after the Closing Date as specified in this Section 2.3(b).  As soon as practicable, but in any event within sixty (60) calendar days following the Closing Date, Buyer shall deliver to the Seller Representative (i) a consolidated unaudited balance sheet for the Companies (the “Closing Balance Sheet”) and Net Working Capital Amount calculation, each as of the Closing Date; (ii) a calculation specifying the extent to which such actual Net Working Capital Amount is greater or less than the estimated Net Working Capital Amount set forth on Exhibit D; and (iii) actual Delinquent AR as of the Closing Date  (such deliverable is referred to herein as the “Post-Closing NWC Notice”).  Subject to the resolution of any disputes pursuant to Section 2.3(c), after the date of receipt by the Seller Representative of the Post-Closing NWC Notice: (y) if the Net Working Capital Amount reflected on the Closing Balance Sheet as set forth in the Post-Closing NWC Notice exceeds the estimated Net Working Capital Amount reflected on Exhibit D, then the Purchase Price shall be increased in an amount equal to such excess and no later than thirty (30) calendar days thereafter, Buyer will pay to Sellers the amount of such increase; and (z) if the Net Working Capital Amount reflected on the Closing Balance Sheet as set forth in the Post-Closing  NWC Notice is less than the estimated Net Working Capital Amount set forth in Exhibit D, the Seller Representative and Buyer shall give an Officer’s Certificate to the Escrow Agent to release from the Escrow Fund, no later than thirty (30) calendar days thereafter (as a downward adjustment to the Purchase Price), an amount equal to the deficit.  Any payment required to be made pursuant to this Section 2.3(b) shall bear no interest if paid on or before the due date, and will bear interest at six percent (6%) per annum beginning thirty (30) days after the due date.

(c)Disputes Regarding Net Working Capital Adjustment.  Sellers (through the Seller Representative) may dispute any amounts reflected on the Closing Balance Sheet and Post-Closing NWC Notice to the extent that the net effect of such disputed amounts in the aggregate would be to increase the Net Working Capital Amount reflected on the Closing Balance Sheet or to decrease the Delinquent AR; provided, however, that the Seller Representative shall have notified Buyer in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty (30) days of the Seller Representative’s receipt of the Post-Closing NWC Notice.  In the event of such a dispute, Buyer and Seller Representative shall attempt in good faith to reconcile their differences.  If the Buyer and Seller Representative are unable to reach a resolution within fifteen (15) days after receipt by Buyer of the Seller Representative’s written notice of dispute, Buyer and the Seller Representative shall submit the items remaining in dispute for resolution to Moss Adams LLP or such other independent accounting firm as may be mutually acceptable to the Seller Representative and Buyer (the “Independent Accounting Firm”), which shall, within thirty (30) days of such submission, determine and report to the Seller Representative and Buyer upon such remaining disputed items, and such report shall be final, binding and conclusive on the Sellers and Buyer.  The fees and disbursements of the Independent Accounting Firm shall be allocated equally between Buyer and Sellers (i.e., one-half to Buyer and one-half to Sellers).  At such time as funds held in escrow would otherwise be released, an amount equal to any disputed amount under this Section 2.3(c) (and only such amount) shall not be released to Sellers from the Escrow Account until the disputes over such amount have been resolved pursuant to this Section 2.3(c).

During the period of any dispute referred to in this Section 2.3(c), Buyer and the Companies shall provide the Seller Representative and Sellers’ accountants (the “Sellers’ Accountants”) full access to the books, records and facilities of each Company and the Buyer (if applicable) and shall otherwise cooperate fully with the Seller Representative and the Sellers’ Accountants, in each case, to the extent reasonably required by the Seller Representative and the Sellers’ Accountants in order to investigate the basis for any such dispute; provided, however, that any such investigation shall be conducted during regular business hours and in a manner so as not to interfere unreasonably with the operation of either Company’s business.

2.4.Closing.

(a)Closing Place, Time and Date.  The closing of the transactions contemplated herein (the “Closing”) shall take place simultaneously with the execution of this Agreement , and the Closing shall be held at the offices of Perkins Coie LLP, 505 Howard Street, #1000, San Francisco, CA, 94105 at 10:00 a.m. as promptly as practicable, or at such other place as the Parties shall mutually agree (the “Closing Date”).  To the extent practicable, the Closing may take place through an exchange of consideration and documents using overnight courier service, electronic mail or facsimile.  At the Closing, the Parties shall deliver to each other the documents, instruments and other items described in Section 2.4(b) and Article IX of this Agreement.

(b)Closing Deliveries.

(i)At or before the Closing, in addition to anything else required by Article VIII, Sellers shall deliver, or cause to be delivered, to Buyer the following, dated as of the Closing Date and executed for and on behalf of Sellers or the Companies, by a duly authorized officer thereof, as applicable:

(A)stock certificates representing the Shares;

(B)duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

(C)a duly executed certificate from each of the Sellers meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) to the effect that each such Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Code;

(D)a duly executed Form W-9 from each of the Sellers;

(E)wire instructions for each of the Sellers, Chamberlain, Hrdlicka, White, Williams & Aughtry, BCMS, and Foster & Associates CPA, LLC; and

(F)any and all other instruments, certificates and agreements contemplated by Article VIII hereof or as Buyer may reasonably request in order to effectively transfer to Buyer all of the Shares pursuant hereto to the fullest extent permitted by applicable Legal Requirements.

(ii)At the Closing, in addition to anything else required by Article VIII, Buyer shall deliver, or cause to be delivered, the following:

(A)to the Escrow Agent, the Escrow Fund by wire transfer immediately available funds; and

(B)to Sellers, the portion of the Closing Date Purchase Price not deposited in the Escrow Fund, subject to adjustment, by wire transfer in immediately available funds to: (i) Chamberlain, Hrdlicka, White, Williams & Aughtry for legal fees and expenses for counsel to the Companies and Sellers, (ii) BCMS for broker fees, (iii) Foster & Associates CPA, LLC for accounting fees and expenses incurred by the Companies and Sellers, (iv) other creditors to be paid at closing that are not considered current liabilities on the Closing Balance Sheet Date as agreed by the Parties; and (v) all remaining portions of the Closing Date Purchase Price to the accounts specified by Sellers, all as more specifically set forth in Exhibit 2.4.

2.5.Intentionally Omitted.

2.6.Taking of Necessary Action; Further Action

.  From time to time after the Closing Date, at the request of Buyer, Sellers shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Buyer may reasonably determine is necessary to transfer, convey and assign to Buyer, and to confirm Buyer’s title to or interest in the Shares and to put Buyer in actual possession and operating control of the Shares and to assist Buyer in exercising all rights with respect thereto.  Sellers acknowledge that their performance of their obligations under this Section 2.6 is of the essence of this Agreement and if any Seller defaults in their obligations hereunder, Buyer may offset its damages on account of such default against the Escrow Account or Earn-Out Payments in accordance with Article IX.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANIES AND SELLERS

Subject to such exceptions, which exceptions shall constitute representations and warranties of Company and Sellers hereunder, as are specifically disclosed in the disclosure schedule (referencing the appropriate section, subsection, paragraph and subparagraph numbers of this Agreement to which the information stated in such disclosure is related, and such other sections, subsections, paragraphs or subparagraphs of this Agreement to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other section, subsection, paragraph or subparagraph readily apparent based solely on the substance of such disclosure) supplied by the Companies and Sellers to Buyer (the “Disclosure Schedule”) and dated as of the date hereof, each Company and each Seller, hereby represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing (as though made at the Closing); provided, that the representations and warranties made as of a specified date will be true and correct as of such date.  The representations and warranties of Sellers in this Article III shall be several (and not joint), except that the Sellers agree that they shall be jointly and severally liable for breaches of such representations and warranties if such breaches result from or are caused by the fraud or intentional misconduct of any Company or Seller.

3.1.Organization, Qualification and Corporate Power

.  GT is a corporation duly organized, validly existing, and in good standing under the laws of the State of Oregon and HL is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  Each Company is duly authorized to conduct business and is in good standing under the laws of each other jurisdiction where such qualification is required.  Each Company has full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

3.2.Authorization

.  Each Company has full power and authority to execute and deliver this Agreement and the Ancillary Agreements and other instruments delivered pursuant hereto to which it is a party, and to consummate the transactions contemplated hereunder and thereunder and to perform its obligations hereunder and thereunder and no other corporate action or approval on the part of such Company is necessary to authorize such Company’s execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Company is a party.  The directors and shareholders of each Company have determined that this Agreement and the Ancillary Agreements to which such Company is a party and the transactions contemplated hereby and thereby are in the best interests of such Company and are on terms that are fair to such Company’s shareholders.  This Agreement and the Ancillary Agreements to which each Company is a party and the transactions contemplated hereby and thereby have been approved by the unanimous vote of the Company’s directors and by shareholders holding a sufficient number of shares of each class and series of the Company’s capital stock necessary to approve and authorize this Agreement and the transactions contemplated hereby.  This Agreement and the Ancillary Agreements to which each Company is a party constitute the valid and legally binding obligations of each such Company, enforceable against such Company in accordance with their respective terms and conditions, except as such enforceability may be limited by principles of public policy and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3.Capitalization

.  Schedule 3.3 of the Disclosure Schedule sets forth the entire authorized, issued and outstanding equity of the Companies, and the Shares constitute all of the Companies’ securities, calculated on an “as converted and fully diluted” basis.  All of the Shares are owned beneficially and of record by Sellers in accordance with Schedule 3.3 of the Disclosure Schedule. Without limitation, there are no options, warrants, preemptive rights or any other rights outstanding that would give any Person a right to acquire any interest in any shares or any other security of the Companies.  All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, were not issued in violation of any preemptive rights, rights of first refusal, or any similar rights.  There are no outstanding securities (or commitments or obligations to issue securities) exchangeable or convertible into or exercisable for any equity securities of any Company.

3.4.No Subsidiaries

.  Each Company does not have, and never has had, any Subsidiaries and does not otherwise own, and has not otherwise owned, any shares in the capital of or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

3.5.No Conflicts

.  Neither the execution and the delivery of this Agreement by Sellers or any Company nor the consummation of the transactions contemplated hereby will (i), to the Knowledge of Sellers and the Companies, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Body to which any Seller, either Company or either Company’s assets are subject, (ii) violate or conflict with any provision of either Company’s articles of incorporation or bylaws or equivalent organizational documents (collectively, the “Charter Documents”), or (iii) except as set forth on Schedule 3.5 of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any agreement, contract, lease, license, instrument, franchise, permit, mortgage, indenture or other arrangement to which any Seller, either Company is a party or by which either is bound or to which any of its assets, are subject (or result in the imposition of any Lien upon any of the assets of any Company).

3.6.Consents

.  Except as set forth in Schedule 3.6 of the Disclosure Schedule, to the Knowledge of the Companies and Sellers, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body or any third party, including a party to any agreement with either Company, is required by or with respect to either Company in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

3.7.Financial Statements

.  Schedule 3.7 of the Disclosure Schedule contains the following financial statements (collectively, the “Financial Statements”): (i) unaudited balance sheet and statements of income and cash flows as of and for the fiscal years ended December 31, 2013, December 31, 2014, and December 31, 2015 for GT; (ii) unaudited balance sheet and statements of income and cash flows as of and for the fiscal years ended October 31, 2013, October 31, 2014, and October 31, 2015 for HL; (iii) interim balance sheet and statements of income and cash flows as of and for the four (4)  month period ended April 30, 2016 for GT; and (iv) interim balance sheet and statements of income and cash flows as of and for the six (6) month period ended April 30, 2016 for HL. The Financial Statements present fairly in all material respects the financial condition of each Company as of such dates and the results of operations of each Company for such periods.  The books of account of the Companies reflect, in all material respects, as of the dates shown thereon all items of income and expenses, and all assets, Liabilities and accruals required to be reflected therein in accordance with GAAP (as defined herein), except that the Financial Statements lack the footnote disclosure and other presentation items, and are subject to normal year-end adjustments otherwise required by GAAP), none of which omissions are, to the Knowledge of the Companies and Sellers, material to the operation of the Business, either individually or in the aggregate.

3.8.Undisclosed Liabilities

.  Except as set forth on Schedule 3.8 of the Disclosure Schedule, the Companies have no Liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any Liability for Taxes), except for that which individually or in the aggregate (i) is reflected on the Financial Statements, or (ii) has arisen after the date of the most recent Financial Statements in the ordinary course of business in amounts consistent with past periods.  The Financial Statements do not reflect the Companies’ Liability for accrued vacation, sick leave and other paid time off for its employees, which (un-reflected liabilities) do not exceed $100,000.

3.9.Events Subsequent to December 31, 2015

.  Except as set forth on Schedule 3.9 of the Disclosure Schedule, since December 31, 2015, there has not been any Material Adverse Effect.  Without limiting the generality of the foregoing, except as set forth on Schedule 3.9 of the Disclosure Schedule, since that date:

(a)No Company has sold, leased, transferred, or assigned any assets or properties, tangible or intangible, outside the ordinary course of business;

(b)No Company has entered into, assumed or become bound under or obligated by any agreement, contract, lease or commitment (each a “Contract”) or extended or modified the terms of any Contract which involves the sale or license of or otherwise concerns, affects or relates to the Business, or any other assets of either Company, except as entered into in the ordinary course of business;

(c)No party (including the Companies) has accelerated, terminated, made modifications to, or canceled any agreement, contract, lease, or license to which any Company is a party or by which it is bound and which affects or relates to or otherwise concerns the Business, or any other assets of any Company;

(d)None of the assets of the Companies, tangible or intangible, has become subject to any Lien;

(e)No Company has granted any license or sublicense of any rights under or with respect to any Company Intellectual Property;

(f)There has not been (i) any purchase, redemption, retirement, or other acquisition by any Company of any Shares or other equity securities, or (ii) any declaration or payment of any dividend or other distribution or payment by any Company in respect of the Shares or other equity securities;

(g)No Company has made, amended, or revoked any Tax election, changed any Tax method of accounting, amended any Tax Return; surrendered any right to claim a Tax refund, requested any private letter ruling or similar ruling from any Governmental Body, consented to waive any statute of limitations with respect to Taxes, incurred any Taxes other than in the ordinary course of business; settled or compromised any Tax liability, requested or finalized any closing agreement with respect to Taxes, or taken (or failed to take) any other action that would have the effect of materially increasing the Tax liability of Buyer with respect to any Tax period (or portion thereof) ending after the Closing Date; and

(h)No Company has become obligated to do any of the actions described in the foregoing Sections 3.9(a) through 3.9(g).

3.10.Legal Compliance

.  Except as set forth on Schedule 3.10 of the Disclosure Schedule, each Company is and has been in compliance in all material respects with all applicable Legal Requirements.  Each Company’s operation of the Business is and has been in compliance with all applicable Legal Requirements.  No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or inquiry is pending, or, to the Knowledge of the Companies and Sellers, is threatened against any Company by any Governmental Body alleging any failure to so comply.  Each Company has all licenses, permits, approvals, registrations, qualifications, certificates and other Governmental Authorizations that are necessary for the operations of such Company as they are presently conducted, and such Company has all material licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations that are otherwise necessary for the operations of such Company as they are presently conducted.

3.11.Tax Matters.

(a)For purposes of this Agreement, (i) “Tax” or, collectively, “Taxes”, means (A) any and all federal, state, and local taxes of the United States of America and any other country and subdivision thereof, and all assessments, duties, levies and other governmental charges, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, transfer, franchise, withholding, payroll, recapture, employment, excise and Property Taxes, together with all interest, penalties and additions to tax imposed with respect to such amounts; (B) any Liability for the payment of any amounts of the type described in clause (A) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any Liability under Treas. Reg. Section 1.1502-6 or any comparable provision of any other foreign, state or local law); and (C) any transferee Liability or obligation for the payment of any amounts of the type described in clause (A) or (B) as a successor, by contract or otherwise; and (ii) “Tax Returns” means any and all report, returns, declarations, claims for refund or information returns, statements or forms (including any schedule or attachment thereto) with respect to Taxes (including any amendments thereto).

(b)Each Company has duly and timely filed all Tax Returns that it was required to file.  All such Tax Returns are true, correct and complete in all material respects.  All Taxes due and payable by any Company (whether or not shown on any Tax Return) have been duly and timely paid in full.  Each Company uses the accrual method of accounting for Tax purposes.

(c)Each Company have provided adequate reserves on their Financial Statements for the payment of any Taxes accrued but not yet due and payable, as of the respective dates of such Financial Statements.  Since December 31, 2015, neither Company has incurred any Liability for Taxes, except in the ordinary course of its business.

(d)Each Company has timely withheld all Taxes required to have been withheld in connection with any amounts paid or owing to any Employee, independent contractor, creditor, shareholder or other third party, and to the extent due and payable, has paid over such amounts to the proper Governmental Body.  Each Company has timely collected all sales, use and value added Taxes required to be collected by it, and has timely remitted all such Taxes to the proper Governmental Body.

(e)Each Company is not currently the beneficiary of any extension of time within which to file any Tax Return, and no Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

(f)There is no dispute, claim or proposed adjustment concerning any Tax Liability of either Company claimed or raised by any Governmental Body.  No Company is a party to nor has it been notified that it is the subject of any pending, proposed or threatened action, investigation, proceeding, audit, claim or assessment by or before the IRS or any other Governmental Body and there is no claim for assessment, deficiency or collection of Taxes, or proposed assessment, deficiency or collection from the IRS, the Oregon Department of Revenue, the Nevada Department of Taxation or any other Governmental Body which has not been satisfied.

(g)There are no Liens upon any property or assets of either Company, relating to or attributable to Taxes, except for Liens for Taxes not yet due and payable and which are reflected on the Financial Statements.

(h)No Company has Knowledge of any basis for the assertion of any claim relating to or attributable to Taxes which, if adversely determined, would result in any Lien upon any of the assets of such Company.

(i)No Company will be required in a Tax period (or portion thereof) ending after the Closing Date to include any item of income in, or exclude any item of deduction from, income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting made on or prior to the Closing Date pursuant to Section 481(a) of the Code (or any comparable provision of any other foreign, state or local law), (ii) closing agreement described in Section 7121 of the Code (or any comparable provision of any other foreign, state or local law), (iii) “intercompany transaction” within the meaning of Treasury Regulation Section 1.1502-13 (or any comparable provision of any other foreign, state or local law) occurring on or prior to the Closing Date, (iv) “excess loss account” within the meaning of Treasury Regulation Section 1.1502-19 (or any comparable provision of any other foreign, state or local law) in existence on the Closing Date, (v) installment sale or open transaction disposition made on or prior to the Closing Date, (vi) election under Section 108(i) of the Code (or any comparable provision of any other foreign, state or local law), or (vii) prepaid amount received on or prior to the Closing Date.  No Company will be required to make any adjustment to any Tax attribute (including the Tax basis of any asset) under Treasury Regulation Section 1.1502-36 (or any comparable provision of any other foreign, state or local law) as a result of the transactions contemplated herein.

(j)During the two-year period ending on the date of this Agreement, no Company was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code (or any comparable provision of any other foreign, state or local law).

(k)No Company is, or has been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)No Company has taken any position on a Tax Return that could result in an “underpayment” of Tax within the meaning of Section 6662 of the Code (or any comparable provision of any other foreign, state or local Legal Requirement).  No Company has (i) “participated” within the meaning of Treasury Regulation Section 1.6011-4(c)(3) in any way in any “reportable transaction” or “listed transaction” within the respective meanings of such terms under Section 6707A(c) of the Code, or (ii) entered into or engaged in any other transaction requiring disclosure under any comparable provision of any other foreign, state or local Legal Requirement.

(m)No Company (i) has ever been a member of any affiliated, consolidated, combined or unitary group for any Tax purposes (other than a group, the common parent of which is one of the Companies) or (ii) has had any liability arising from the application of Treasury Regulations Section 1.1502-6 or any comparable provision of any other foreign, state or local Legal Requirement, or as a transferee or successor, by contract or otherwise.

(n)No Company is a party to any agreement or arrangement with respect to the sharing, allocation or apportionment of Taxes, nor does either Company owe any amount under any such agreement or arrangement that would create a Liability on the Companies, any of their respective assets or Buyer on or after the Closing.

(o)No claim has ever been made by a Governmental Body in a jurisdiction where either Company thereof does not file Tax Returns that such Company is or may be subject to taxation by such jurisdiction.  No Company is engaged in, or has ever been engaged in, a trade or business, or has, or as ever had a “permanent establishment” (within the meaning of an applicable income Tax treaty or provision of any Tax law) or a fixed place of business, in any country other than the country in which such Company is formed or organized.

(p)No Company is a party to, or otherwise bound by, any contract, plan, agreement or arrangement that has resulted or would result, separately or in the aggregate, whether on account of the execution of this Agreement, the consummation of the transactions contemplated by this Agreement, or otherwise, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code (or any comparable provision of any other foreign, state or local Legal Requirement).  Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code or any comparable provision of any other foreign, state or local Legal Requirement) satisfies in form and operation the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code (or any comparable provision of any other foreign, state or local Legal Requirement) and the guidance thereunder (and has satisfied such requirements for the entire period during which Section 409A of the Code (or any comparable provision of any other foreign, state or local Legal Requirement) has applied to such Company Employee Plan); and no additional Tax under Section 409A(a)(1)(B) of the Code (or any comparable provision of any other foreign, state or local Legal Requirement) has been or could be incurred by a participant in any such Company Employee Plan.

(q)Except as set forth on Schedule 3.11(q) of the Disclosure Schedule, each Company, at all times since its formation, and through the Closing Date, has been and will be taxable as a “C corporation” within the meaning of Section 1361(a)(2) of the Code (or any comparable provision of any other foreign, state or local Legal Requirement) in all jurisdictions in which it is subject to Tax.

3.12.Title of Assets; Absence of Liens and Encumbrances.

(a)Each Company has good and valid title to its assets, free and clear of all Liens.

(b)Following the consummation of the transactions contemplated by this Agreement and the execution of the instruments of transfer contemplated by this Agreement, Buyer will own good and valid title to the Shares, free and clear of any Liens, and without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

(c)To the extent that any Seller or any Affiliate of Seller or other Person has ever owned or otherwise held any rights to use assets of either Company, then such Person has irrevocably assigned in writing all of its right, title and interest in and to such assets to the Companies.

3.13.Contracts

.  Schedule 3.13 of the Disclosure Schedule lists all Company Contracts as well as the following written or oral contracts, agreements, commitments and other arrangements under which either Company is obligated or by which either Company, or any assets of such Company are bound, (including but not limited to customer contracts, agent agreements, intermodal rail contracts with railroads or other intermediaries, LTL, FT and drayage trucking contracts, chassis pool agreements or brokerage agreements):

(a)any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(b)any agreement (or group of related agreements) under which a Lien has been imposed on any assets of the Company;

(c)any agreement to which any Company is a party and which contains (i) covenants of such Company not to compete or engage in any line of business, in any geographic area or with any Person or otherwise or (ii) covenants of any other Person not to compete with such Company or engage in any line of business of such Company;

(d)any agreement regarding the protection of proprietary information and trade secrets, or assignment of inventions or works made for hire, between a Company and any of its employees or contractors;

(e)any license, agreement or other permission which a Company has granted to any third party with respect to any of its assets, including Intellectual Property; and

(f)any material agreement affecting, relating or involving in any way the assets of a Company or the operation of the business of a Company.

The Companies have delivered or made available to Buyer a correct and complete copy of each written agreement and a detailed written summary of any oral agreement (in each case, as amended to date) listed in Schedule 3.13 of Disclosure Schedule.  With respect to each such agreement, including without limitation each of the Company Contracts, except as specified in Schedule 3.13 of the Disclosure Schedule: (A) the agreement, with respect any Company (as the case may be) and all other parties thereto, is legal, valid, binding, enforceable, and in full force and effect in all respects; (B) neither Company, nor any other party is in breach or default, and, to the Knowledge of Sellers and the Companies, no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) neither Company has received notice that any party has repudiated any provision of the agreement. Each Company has obtained or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any such agreement to the change of control of such Company contemplated by this Agreement and as otherwise may be required under any Company Contract in connection with the transactions contemplated by this Agreement or to remain in effect without modification after the Closing.  Following the Closing, the Companies (which shall then be a wholly-owned subsidiary of Buyer) will be permitted to exercise all of their respective rights under each of the Company Contracts to which it is a party and each other such agreement to the same extent such Company would have been able to exercise such rights had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which such Company would otherwise be required to pay.

3.14.Litigation

.  As of the date hereof, except as set forth on Schedule 3.14 of the Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation pending or as to which either Company or any Seller has received any written notice of assertion nor, to the Knowledge of either Company, or any Seller, is there a threatened action, suit, proceeding, claim, arbitration or investigation against either Company, any of their respective assets or any of their respective officers, employees, directors or shareholders, nor to the Knowledge of either Company or any Seller, is there any reasonable basis therefor.

3.15.Restrictions on Business Activities

.  There is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which either Company is a party or which is otherwise binding upon either Company or any of their respective assets that has the effect of prohibiting or restricting either Company from selling, licensing or otherwise providing services to, customers or potential customers or any class of customers, in any geographic area or in any segment of the market or otherwise.

3.16.Intellectual Property.

(a)Schedule 3.16 of the Disclosure Schedule sets forth an accurate and complete list of all other registered trade names, trademarks, service marks, copyrights and domain names of each Company, and applications therefor.

(b)Each Company owns or possess sufficient legal rights to all statutory and common law trademarks, tradenames and service marks (collectively “Trademarks”) necessary for the Business as presently conducted, without, to the Knowledge of the Companies and Sellers, infringement of the rights of others. Except as set forth on Schedule 3.16 of the Disclosure Schedule, there are no outstanding options, licenses or agreements of any kind relating to the Trademarks, nor is either Company bound by or a party to any options, licenses or agreements of any kind with respect to the Trademarks of any third party.  Neither Company has received any communications alleging that any Company or the Business as presently conducted has violated any Trademarks of any third party, nor is either Company aware of any such violation.

(c)Each Company owns or possess sufficient legal rights to all Intellectual Property Rights, other than with respect to Trademarks (which are subject to Section 3.16(b)) necessary for its business as presently conducted, to the Knowledge of Sellers and the

Companies, without infringement of the rights of others. Except as set forth on Schedule 3.16 of the Disclosure Schedule, there are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is either Company bound by or a party to any options, licenses or agreements of any kind with respect to such Intellectual Property Rights of any third party other than such licenses or agreements arising from the purchase of “off the shelf” or standard products.  Neither Company has received any communications alleging that any Company or its businesses as presently conducted has violated any of such Intellectual Property Rights of any third party, nor is either Company aware of any such violation.

(d)There is no pending or threatened, claim, action or cause of action challenging either Company’s use of any Intellectual Property Rights or challenging or questioning the validity or enforceability of any Intellectual Property Rights.

(e)To the Knowledge of the Companies and Sellers, no Company’s operations as currently conducted or Trademarks infringe upon any validly issued or pending trademark, trade name, service mark of any Person; and, to the Knowledge of the Companies and Sellers, there is no infringement by any other Person of any Trademark of the Companies.

(f)To the Knowledge of Sellers and the Companies, no Company’s operations, nor any Company’s Intellectual Property Rights (other than Trademarks, which are subject to Section 3.16(e)) infringe upon any validly issued or pending patent, copyright, domain name, or other right of any Person; and to the Knowledge of the Companies and Sellers, there is no infringement by any other Person of any such Intellectual Property Right of the Companies.

3.17.Employee Matters.

(a)Definitions.  With the exception of the definition of “Affiliate” set forth in Section 3.17(a)(i) below (which definition shall apply only to this Section 3.17), for purposes of this Agreement, the following terms shall have the meanings set forth below:

(i)“Affiliate” or “ERISA Affiliate” shall mean any other Person under common control with a Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

(ii)“COBRA” means the provisions of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and all regulations thereunder and any similar Law.

(iii)“Company Employment Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between either Company and any Employee;

(iv)“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, retirement, pension, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been sponsored, maintained, contributed to, or required to be contributed to, by either Company or any Affiliate for the benefit of any current or former officer, Employee, agent, director or independent contractor or with respect to which either Company or any Affiliate has or may have any Liability or obligation;

(v)“Employee” shall mean any current or former or retired employee or director of each Company or any Affiliate;

(vi)“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended; and

(vii)“IRS” shall mean the United States Internal Revenue Service.

(b)Effect of Transaction.  Except as set forth on Schedule 3.17(b) of the Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(c)Employees.  Schedule 3.17(c) of the Disclosure Schedule sets forth a list of each current Employee of each Company, including without limitation:  name, title, date of hire, date of birth, accrued vacation and sick leave and current annual salary (for salaried Employees) or current hourly wage rate (for non-salaried Employees) and if the Employee is subject to a commission plan or bonus plan a description of the key terms of that plan.  Except as set forth on Schedule 3.17(c) of the Disclosure Schedule, the Companies have not been notified of and are not otherwise aware of any impending resignation by any current Employee.

(d)Employment Matters.  Each Company:  (i) is in compliance in all respects with all applicable foreign, federal, state and local Legal Requirements, respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or to the Knowledge of Sellers and the Companies, threatened or reasonably anticipated claims or actions against any Company under any worker’s compensation policy or long-term disability policy.

(e)Bonus Plans.  Except as attached as Schedule 3.17(e) of the Disclosure Schedule, neither Company has any bonus or similar type plan in effect.

(f)Commission Plans.  Except as attached as Schedule 3.17(f) of the Disclosure Schedule, neither Company has any commission or similar type plan in effect.

(g)Company Employee Plans.

(i)Schedule 3.17(g) of the Disclosure Schedule lists each Company Employee Plan that either Company maintains or contributes to or with respect to which either Company or any ERISA Affiliate could have any current or future Liability.

(ii)Each Company has established, maintained, operated, funded and administered each of its Company Employee Plans (and each related trust, insurance contract, or fund) in accordance with its terms and in compliance in all material respects with the applicable requirements of ERISA, COBRA, the Code, and other applicable laws.

(iii)Each Company Employee Plan that is intended to qualify under Code Section 401(a) is so qualified and any related trust and/or group annuity contract is exempt from tax under Code Section 501(a).  For each Company Employee Plan of either Company that is intended to meet the requirements of a "qualified plan" under Code Section 401(a), Sellers or the Companies have received a favorable current IRS determination letter or is covered by a favorable IRS advisory or opinion letter indicating that it is so qualified, and there are no facts or circumstances that could adversely affect the qualified status of such Company Employee Plan.

(iv)There have been no non-exempt prohibited transactions with respect to any of either Company’s Company Employee Plans or any Company Employee Plan maintained by any ERISA Affiliate.  No fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any of either Company’s Company Employee Plans.

(v)No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any of either Company’s Company Employee Plans (other than routine claims for benefits) is pending or, to either Company’s knowledge, threatened.

(vi)All contributions, premiums and other payments due or required to be paid by either Company to (or with respect to) any Company Employee Plan have been paid on or before their respective due dates, or, if not yet due, have been accrued as a Liability on the Company’s respective financial statements

(vii)The Companies have delivered to Buyer, for each Company Employee Plan, true, complete and correct copies of the plan documents, including all amendments, and summary plan descriptions; the most recent determination or opinion letter received from the IRS; the most recent annual report (Form 5500, with all applicable attachments); all related trust agreements, insurance contracts, and other funding arrangements which implement each of the Company’s Company Employee Plans; and all coverage, nondiscrimination, top heavy and Code Section 415 tests performed with respect to each Company Employee Plan for the three most recently completed plan years.

(viii)None of the Companies nor any ERISA Affiliate sponsors, maintains or contributes to or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), or has any Liability or potential Liability with respect to, (a) any “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA or

414(f) of the Code; (b) any "multiple employer plan," within the meaning of Section 210, 4063 or 4064 of ERISA or Section 413(c) of the Code; (c) except for the General Transportation Services, Inc. Cash Balance Plan, any employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code; (d) any “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA; (e) any self-funded (or self-insured) group health plan; or (f) any employee benefit plan, program, policy or arrangement covering employees outside of the United States or subject to the laws of any jurisdiction other than the United States.

(ix)Neither the Companies nor any ERISA Affiliate has incurred, and there exists no condition or set of circumstances in connection with which either Company, any ERISA Affiliate or Buyer could incur, directly or indirectly, any Liability or expense under ERISA, the Code or any other applicable Law, or pursuant to any indemnification or similar agreement, with respect to any Company Employee Plan, including, but not limited to, the operation, termination, and the termination review (by the Pension Benefit Guarantee Corporation) of the General Transportation Services, Inc. Cash Balance Plan.

(x)None of the Companies or any ERISA Affiliate has received services from (a) any individual whom the Company or ERISA Affiliate treated as an independent contractor, but who should have been treated as a common law employee of the Company or ERISA Affiliate, or (b) any individual who constituted a leased employee of the Company or ERISA Affiliate under Section 414(n) of the Code.

(xi)The Companies do not maintain, contribute to, nor do they have an obligation to contribute to, nor do they have any Liability or potential Liability with respect to, any employee welfare benefit plan providing health or life insurance or other welfare-type benefits for current or future retired or terminated employees (or any spouse or other dependent thereof) of either Company, other than in accordance with COBRA or similar state laws.

3.18.Labor

.  No work stoppage or labor strike against either Company is pending, or, to the Knowledge of Sellers and the Companies, threatened or reasonably anticipated. Each Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees of either Company that has occurred during the prior three (3) years.  Except as set forth on Schedule 3.18 of the Disclosure Schedule, there are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of either Company or Sellers, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee of either Company, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material Liability to either Company.  To the Knowledge of Sellers and the Companies, neither Company has engaged in any unfair labor practices within the meaning of the National Labor Relations Act,  or any comparable Legal Requirements in any other jurisdiction in which such Company does business.  Neither Company has presently, nor have they been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by such Company.  During the ninety (90) day period prior to Closing, neither Company has (i) temporarily or permanently closed or shut down any single site of employment or any facility or any operating unit, department or service within a single site of employment, as such terms are used in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any analogous Legal Requirement in any other jurisdiction in which such Company does business; or (ii) implemented a mass layoff.

3.19.Environmental Matters

.  Each Company has at all times complied, and are in compliance, with all applicable Environmental Laws, which compliance includes the possession by such Company of all Environmental Licenses and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.  There are no facts, events, conditions or circumstances that may prevent, hinder, or limit compliance by either Company with any Environmental Law in the future.  Neither Company, nor any current or prior owner of any property owned, leased or controlled by such Company, has received any order, notice, report, communication, or other information, whether from a Governmental Body, citizen group, Employee, individual or otherwise, regarding its actual or alleged violation of Environmental Laws, or potential Liabilities or Proceedings under any such Environmental Law, including any investigatory, cleanup, remedial or corrective obligations. Neither Company has assumed, undertaken, or provided an indemnity with respect to, or otherwise become subject to, any Liabilities or Proceedings under any Environmental Laws, including any investigatory, cleanup, remedial or corrective obligations.  Except as set forth on Schedule 3.19(a) of the Disclosure Schedule, neither Company has caused or contributed to any Environmental Release and there are no facts, events, conditions, or circumstances which may give rise to any Environmental Release, Liabilities, Proceedings or violations of Environmental Laws by such Company. No Contaminants have been or are now stored or contained on or under any property owned, leased or controlled by a Company whether in storage tanks, landfills, pits, ponds, lagoons or otherwise. Each Company has provided or made available to Buyer with complete and accurate copies of all environmental reports that it is aware of that relate to the business, or business operations, of any Company, or to any real property now or previously owned or leased by the Company.  All Governmental Authorizations currently held by each Company pursuant to Environmental Laws are identified in Schedule 3.19(b) of the Disclosure Schedule.

3.20.Fees

.  Except as set forth in Schedule 3.20 of the Disclosure Schedule, neither Company has any Liability or obligation to pay any fees or commissions to any broker, finder, agent or attorney, with respect to the transactions contemplated by this Agreement.

3.21.No Acquisition Proposals

.  There is currently no acquisition proposal (other than from Buyer) and the Sellers and each Company have ceased and terminated and caused its Representatives to cease terminate any contacts or negotiations with any Person (other than Buyer) relating to any acquisition proposal.

3.22.Powers of Attorney

.  Except as set forth in Schedule 3.22 of the Disclosure Schedule, neither Company has given any power of attorney (irrevocable or otherwise) to any Person for any purpose.

3.23.Full Disclosure

.  Sellers and the Companies have delivered or made available to Buyer true, correct and complete copies of all documents, including all amendments, supplements and modifications thereof or waivers currently in effect thereunder, described in the Disclosure Schedule.  With respect to any projections or pro forma financial information of the Companies, such projections and information were prepared based on Sellers’ and the Company’s good faith best estimates, including without limitation, reasonable assumptions about the markets and industry in which the Companies operate, as described in the projections.  Buyer acknowledges that such projections and information are subject to economic vagaries and are not promises or guarantees of performance or that such projections will be realized and are subject to change as economic conditions and factors may vary.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing (as though made at the Closing); provided, that the representations and warranties made as of a specified date will be true and correct as of such date.

4.1.Organization, Qualification and Corporate Power

.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.  Buyer has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

4.2.Authorization

.  Buyer has full power and authority to execute and deliver this Agreement and the Ancillary Agreements and other instruments delivered pursuant hereto to which it is a party, and to consummate the transactions contemplated hereunder and thereunder and to perform its obligations hereunder and thereunder, and no other corporate action or approval on the part of Buyer is necessary to authorize Buyer’s execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party.  The Board of Directors of Buyer have determined that this Agreement and the Ancillary Agreements to which Buyer is a party and the transactions contemplated hereby and thereby are in the best interests of Buyer and are on terms that are fair to Buyer’s shareholders.  This Agreement and the Ancillary Agreements to which Buyer is a party and the transactions contemplated hereby and thereby have been approved by the Buyer’s Board of Directors.  This Agreement and the Ancillary Agreements to which it is a party constitute the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms and conditions, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

4.3.No Conflict

.  The execution and delivery by Buyer of this Agreement, does not, and, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Buyer, any subsidiary or Affiliate of Buyer or their respective properties or assets are subject, or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the properties or assets or Buyer or any subsidiary or Affiliate of Buyer;

4.4.Consents

.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body, any party to any agreement with the Buyer (so as not to trigger any Conflict), is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws thereby.  Neither Buyer, nor any of its Affiliates, has any accounts at the Escrow Agent except for joint escrow accounts with third parties.  Neither Buyer, nor any of its Affiliates, is currently a customer of, or has ever engaged, the Independent Accounting Firm to provide services to it.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby represents and warrants to Buyer, severally and not jointly with the other Sellers, that the statements contained in this Article V are true and correct as of the date of this Agreement and will be true and correct as of the Closing (as though made at the Closing); provided, that the representations and warranties made as of a specified date will be true and correct as of such date.

5.1.Ownership of Shares

.  Each Seller is the sole record and beneficial owner of the Shares set forth opposite his name as set forth on Schedule 3.3 of the Disclosure Schedule.  None of the Shares of each Seller are subject to any Liens or to any rights of first refusal of any kind, and no other Person has rights to purchase any Shares of such Seller.  Each Seller has the sole right to transfer his Shares to Buyer.  The Shares constitute all of the outstanding shares of capital stock of the Companies (calculated on an “as converted” and “fully-diluted” basis).  Without limitation, there are no options, warrants, preemptive rights or any other rights outstanding that would give any person a right to acquire Shares or any other security of either Company.  All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, were not issued in violation of any preemptive rights, rights of first refusal, or any similar rights.  There are no outstanding securities (or commitments or obligations to issue securities) exchangeable or convertible into or exercisable for any equity securities of either Company. Upon the Closing, Buyer will receive good title to all Shares, subject to no Liens retained, granted or permitted by any Seller or either Company.  Sellers have not engaged in any sale or other transfer of any Shares in contemplation of the Acquisition.

5.2.Absence of Claims by the Sellers

.  None of the Sellers nor any Affiliate of any Seller has:  (i) any present claim against either Company or any of its assets; or (ii) Knowledge of the basis for any future claim against the either Company or any of its assets, whether contingent or unconditional, fixed or variable under any contract or on any other legal basis whatsoever.

5.3.Authority

.  Sellers have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Sellers and, assuming the due authorization, execution and delivery by the other Parties, constitutes the valid and binding obligation of Sellers enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

5.4.No Conflict

.  The execution and delivery by Sellers of this Agreement, does not, and, the consummation of the transactions contemplated hereby will not, result in any Conflict with, (i) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which Sellers, any affiliate of Sellers or their respective properties or assets are subject, or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the properties or assets or Sellers or any Affiliate of Sellers.

5.5.Consents

.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body, any party to a Company Contract, or any other party, including a party to any agreement with the Sellers (so as not to trigger any Conflict), is required by or with respect to the Sellers or the Company in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws thereby.

ARTICLE VI
POST-CLOSING COVENANTS

6.1.Reasonable Cooperation of Sellers

.  From and after the Closing, Sellers shall cooperate with Buyer and provide reasonable assistance to Buyer to effect the successful transfer of the Shares and transition of each

Company’s business and shall provide such other assistance as Buyer may reasonable request in connection therewith.

6.2.Collection of Delinquent AR

.  If any of either Company’s accounts receivable are excluded from the definition of “Net Working Capital” on account of such accounts receivable constituting Delinquent AR, if and when such Delinquent AR is collected, such Delinquent AR, net of any costs of collection, shall be for the account of Sellers and paid to Sellers as an adjustment to the Purchase Price.  Each Company shall collect its Delinquent AR in accordance with reasonable business practice and its historic methods and without regard to the status thereof pursuant to this Agreement, and shall collect such Delinquent AR, in the same manner and using the same business judgment as if such Delinquent AR were for the account of a Company (rather than Sellers).

6.3.Escrow Fees

.  Buyer agrees to pay all fees and costs of the Escrow Agent pursuant to the terms of the Escrow Agreement, except that Escrow Agent’s fees incurred in connection with controversies shall be divided evenly as provided in Section 9.2(h)(vi).

ARTICLE VII
OTHER AGREEMENTS AND COVENANTS

7.1.Confidentiality

.  The Parties acknowledge that Buyer and BCMS Capital Advisors LLC (“BCMS”) previously entered into that certain non-disclosure agreement, dated as of December 15, 2015 (the “Non-Disclosure Agreement”).  Sellers and the Companies hereby confirm that (i) BCMS executed the Non-Disclosure Agreement as their authorized agent, and (ii) each of the Sellers and the Companies are bound by all terms of the Non-Disclosure Agreement, to the same degree as if they were original signatories thereto. The Parties acknowledge that the confidentiality provisions of the Non-Disclosure Agreement shall continue in full force and effect in accordance with its terms; provided, that all information furnished to Buyer and its Representatives by or on behalf of Sellers or their Representatives shall be governed by the confidentiality provisions of the Non-Disclosure Agreement until the Closing (whereupon such provisions shall lapse).  Paragraphs 1 -7 of the Non-Disclosure Agreement are hereby incorporated by reference into this Agreement and Sellers agree to be bound by the terms thereof following the Closing; provided, that (x) the definition of “Confidential Information” is expanded to include the terms of this Agreement, and all information relating to the businesses or affairs of the Companies, regardless of whether such information was in a Seller’s possession, without restriction as to use or disclosure, prior to Closing; (y) each Seller may use Confidential Information for the sole purpose of performing such Seller’s obligations under this Agreement; and (z) each Seller may only disclose Confidential Information to his Representatives with a bona fide need to know for the sole purpose of and to the extent necessary to perform such Seller’s obligations under this Agreement.

7.2.Additional Documents and Further Assurances

.  Each Party, at the request of another Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

7.3.Tax Matters.

(a)Buyer and Sellers intend for the purchase and sale of the Shares to be treated as a sale of stock for federal and state tax purposes.  Buyer and Sellers shall, and shall cause their Affiliates to, (A) file all Tax Returns in a timely manner, (B) take no position contrary to the foregoing sentence on any applicable Tax Return or in any proceeding in respect of Taxes or otherwise, except to the extent required to do otherwise pursuant to a “determination” (as defined in Section 1313(a) of the Code or any comparable provision of any other foreign, state or local law) and (C) take all actions necessary and appropriate to effect and preserve the intended tax treatment.  In the event that any such Tax Return or the intended Tax treatment is disputed by any Governmental Body, the Party receiving notice of the dispute shall promptly notify the other Parties of the dispute.

(b)Notwithstanding anything to the contrary in this Agreement:  (i) Buyer makes no representations or warranties to Sellers (or any other Person) regarding the Tax consequences of the transactions contemplated by this Agreement, and Buyer acknowledges and agrees that it is relying solely on its own Tax advisors in connection with the transactions contemplated hereby; and (ii) Sellers make no representations or warranties to Buyer (or any other Person) regarding the Tax consequences of the transactions contemplated by this Agreement, and each Seller acknowledges and agrees that he is relying solely on his own Tax advisors in connection with the transactions contemplated hereby.

(c)Buyer, as and to the extent reasonably requested by the Seller Representative, and Sellers, as and to the extent reasonably requested by Buyer, shall (i) cooperate fully with each other in connection with, and make available to each other in a timely fashion, such data and other information as may reasonably be required for the preparation and filing of such Tax Returns and any audit, litigation or other proceeding with respect to Taxes, and (ii) preserve such data and other information until the expiration of any applicable limitation period with respect to Taxes to which such data or information relates in the same manner as Buyer preserves its own tax records.  .

(d)Unless otherwise required by Legal Requirements, neither Buyer nor any Affiliate of Buyer shall (or shall cause or permit either Company to) change or rescind any Tax election or amend or otherwise modify any Tax Return relating in whole or in part to such Company that has retroactive effect to any taxable year ending on or before the Closing Date without the prior written consent of the Seller Representative, which consent shall not be unreasonably conditioned, withheld or delayed.  Unless otherwise required by Legal Requirements, no Seller shall (or shall cause or permit either Company to) change or rescind any Tax election or amend or otherwise modify any Tax Return relating in whole or in part to any Company without the prior written consent of Buyer, which consent shall not be unreasonably conditioned, withheld or delayed.

(e)Sellers will timely prepare or cause to be prepared at Sellers’ expense, and Buyer will timely file or cause to be filed all income and franchise Tax Returns (collectively, “Income Tax Returns”) of each Company for all Tax periods ending on or before the Closing Date which are due after the Closing Date in a manner consistent with (i) applicable Legal Requirements (including, without limitation, any such Income Tax Returns due for the period ending on the Closing Date as a result of such Company being included within the consolidated group of the Buyer or its Affiliates) and (ii) each Company’s past practice to the extent not inconsistent with applicable Legal Requirements.  Sellers shall deliver completed drafts of any such Income Tax Return to Buyer not less than forty-five (45) days prior to the due date thereof (taking into account any validly requested extensions), shall permit Buyer to review and comment on such Income Tax Returns prior to filing, and shall make such revisions as are reasonably requested by Buyer.  Sellers shall be responsible for all Taxes shown as due thereon.  Sellers shall remit the amount of all such Taxes shown to be due thereon, to Buyer not less than three (3) days prior to the filing date of the Income Tax Return to which such Tax payment relates.

(f)Buyer will timely prepare or cause to be prepared and will timely file or cause to be filed all Tax Returns of each Company (other than those described in Section 7.3(e)) (collectively, “Other Tax Returns”) that relate to a Pre-Closing Period, in a manner consistent with applicable Legal Requirements.  Upon request by Seller Representative (made not more than 60 or less than 10 days prior to the due date of any Other Tax Return), Buyer shall deliver to Seller Representative a draft of any such Other Tax Return promptly after it is prepared for filing, and shall permit Sellers to review and comment on such Other Tax Return prior to filing and shall consider in good faith such revisions as are reasonably requested by Sellers.  Buyer and Sellers shall timely pay their respective shares of any Tax showing to be due on such Other Tax Return and each party to this Agreement shall be entitled to a credit for any estimated tax payment, overpayment or deposit made by such party relating to the Taxes showing to be due.  The Seller Representative shall remit the amount of Tax for which Sellers are responsible to Buyer under this Section 7.3 not less than three (3) days prior to the filing date of the Other Tax Return to which such Tax payment relates.

ARTICLE VIII
CONDITIONS TO THE ACQUISITION

8.1.Conditions to Obligations of Each Party to Effect the Acquisition

.  The respective obligations of Sellers and Buyer to effect the Acquisition shall be subject to the satisfaction, at or prior to the Closing, of the following condition: no Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting or preventing consummation of the Acquisition.

8.2.Conditions to Buyer’s Obligation to Effect the Acquisition

.  The obligation of Buyer to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a)Representations, Warranties and Covenants.  (i) The representations and warranties of the Companies and Sellers in this Agreement (other than the representations and warranties as of a specified date, which shall be true and correct in all respects as of such date) shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date; and (ii) the Companies and Sellers shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Companies and Sellers as of the Closing.  Buyer shall have received a certificate with respect to the foregoing from the Companies and Sellers, validly executed by the Chief Executive Officer of each Company for and on such Company’s behalf and by each Seller for and on behalf of himself, as to its and his respective representations, warranties and performance and compliance with covenants and obligations under this Agreement.

(b)No Actions.  No action, suit, or proceeding shall be threatened or pending before any court or quasi-judicial or administrative agency of any country (or subdivision thereof) or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would, if successful, (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) result in a Material Adverse Effect.

(c)Director and Shareholder Approval.  By executing this Agreement, Sellers acknowledge that as directors and shareholders of the Companies that they have consented to this Agreement.

(d)Third Party Consents.  Buyer shall have been furnished with evidence satisfactory to it that the Companies have obtained all consents, approvals and waivers from third parties set forth in Schedule 3.6 of the Disclosure Schedule attached hereto.

(e)Mr. Thompson Employment Agreement.  Mr. Thompson shall have entered into an Employment Agreement with the Companies, in substantially the form of as mutually agreed among Mr. Thompson, Buyer and the Companies, and each such Employment Agreement shall be in full force and effect.

(f)Non-Compete Agreements. Each Person listed on Exhibit 8.2(f) shall have entered into a Non-Compete Agreement with the Companies and each such Non-Compete Agreement shall be in substantially the form of Exhibit A and each such Non-Compete Agreement shall be in full force and effect.

(g)Messrs. Kropp and Fink Consulting Agreements.  Messrs. Kropp and Fink shall each have: (i) resigned as employees of the Companies pursuant to resignations in form and substance acceptable to Buyer; and (ii) entered into a Consulting Agreement with the Companies, in substantially the form as mutually agreed between the parties thereto, and each such Consulting Agreement shall be in full force and effect.

(h)Employment Agreement Amendment.  Each Person listed on Exhibit 8.2(h) each have entered into an Employee Agreement Amendment with HL if residing outside of Oregon, or GT if residing in Oregon, in substantially the form of Exhibit B, and each such Employee Agreement Amendment shall be in full force and effect.

(i)Legal Opinion.  Buyer shall have received from counsel for Sellers, an opinion in form and substance acceptable to Buyer, addressed to Buyer, and dated as of the Closing Date.

(j)Securities Exemptions.  Buyer shall be satisfied that the transfer of the Shares pursuant to this Agreement shall comply with applicable securities law.

(k)Certain Payments and Release of Guarantees.  Buyer shall be satisfied that: (i) all receivables between the Companies, and Company loans to Sellers or Bedrock shall have been paid in full, and (ii) all guarantees by either Company of any Seller or Bedrock loan shall have been released.

(l)Instruments.  Each Seller shall have executed and delivered to Buyer or filed in such form and substance as are acceptable to Buyer all such deeds, endorsements, consents and other instruments as shall be necessary to vest in Buyer valid title, rights and interest to the Shares, including the assignment and conveyance instruments described in Section 2.4(b)(i) hereof.

(m)Certificate of Secretary of Each Company.  Buyer shall have received certificates, validly executed by the Secretary of each Company, certifying as to (i) the terms and effectiveness of such Company’s Charter Documents, and (ii) the valid adoption (and continued effectiveness) of resolutions of the directors and shareholders of such Company (whereby the Acquisition and the transactions contemplated hereunder were approved by the directors and shareholders).

(n)Certificates of Good Standing.  Buyer shall have received a long-form certificate of good standing from the State of Nevada with respect to HL, and from the State of Oregon with respect to GT, each of which are dated within five (5) business days prior to the Closing.

(o)Escrow Agreement.  Buyer, Sellers and the Escrow Agent shall have entered into and delivered an escrow agreement in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”).

(p)Lease Agreement.  Companies and Bedrock shall have entered into and delivered a lease agreement in substantially the form attached hereto as Exhibit E (the “Lease Agreement”).

(q)IP Assignment Agreement.  Sellers and HL shall have entered into and delivered an intellectual property assignment agreement in substantially the form of as mutually agreed among Buyer, Sellers and HL, which shall be in full force and effect.

(r)Termination Agreements.  Companies and Sellers shall have entered into and delivered termination agreements, in a form agreeable to Buyer, with respect the Contracts set forth on Exhibit 8.2(r), each of which shall be in full force and effect.

(s)Pay-Off Letters.  Companies and Sellers shall have entered into and delivered pay-off letters, in a form agreeable to Buyer, with the parties set forth on Exhibit 8.2(s), each of which shall be in full force and effect.

8.3.Conditions to Sellers’ Obligation to Effect the Acquisition

.  The obligation of Sellers to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Seller Representative:

(a)Representations, Warranties and Covenants.  (i) The representations and warranties of Buyer in this Agreement (other than the representations and warranties of Buyer as of a specified date, which shall be true and correct in all respects as of such date) shall have been true and correct in all respects when made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date; and (ii) Buyer shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Buyer as of the Closing Date.  Sellers shall have received a certificate with respect to the foregoing from Buyer, validly executed by an executive officer of Buyer for and on Buyer’s behalf.

(b)Instruments.  Buyer shall have executed and delivered to Sellers the instruments described in Section 2.4(b)(ii) hereof.

(c)Mr. Thompson Employment Agreement.  Mr. Thompson shall have entered into an Employment Agreement with the Companies and such Employment Agreement shall be in full force and effect.

(d)Non-Compete Agreements.  Each Person listed on Exhibit 8.2(f) of the Disclosure Schedule shall have entered into a Non-Compete Agreement with the Companies and each such Non-Compete Agreement shall be in substantially the form set forth of Exhibit B and each such Non-Compete Agreement shall be in full force and effect.

(e)Messrs. Kropp and Fink Consulting Agreements.  Messrs. Kropp and Fink shall each have entered into a Consulting Agreement with the Companies, in substantially the form in substantially the form as mutually agreed between the parties thereto, and each such Consulting Agreement shall be in full force and effect.

(f)Employment Agreement Amendments.  Each Person listed on Exhibit 8.2(h) has entered into an Employee Agreement Amendment with HL if residing outside of Oregon, or GT if residing in Oregon, in substantially the form of Exhibit B, and each such Employee Agreement Amendment shall be in full force and effect.

(g)Escrow Agreement.  Buyer, Sellers and the Escrow Agent shall have entered into and delivered the Escrow Agreement.

(h)Lease Agreement.  Companies and Bedrock shall have entered into and delivered the Lease Agreement.

ARTICLE IX
INDEMNIFICATION; ESCROW

9.1.Survival of Representations and Warranties

.  All representations and warranties set forth in this Agreement, the Disclosure Schedule or in any certificate or instrument delivered pursuant to this Agreement, shall survive the Closing for a period twelve (12) months following the Closing Date; provided,  however, that in the event of fraud or willful breach of a representation or warranty, such representation or warranty shall survive indefinitely; provided,  further, that the representations and warranties contained in Section 3.2 (Authorization), Section 3.3 (Capitalization), Section 3.12 (Title of Assets, Absence of Liens and Encumbrances), Section 4.2 (Authorization) and Section 5.3 (Authority) hereof shall survive indefinitely and provided further that the representations and warranties contained in Section 3.11 (Tax Matters), Section 3.17 (Employee Matters) and Section 3.19 (Environmental Matters) shall survive until the date that is thirty (30) days after the termination of the applicable statute of limitations applicable to the underlying subject matter of such representations and warranties.  The representations and warranties described in Sections 3.2, 3.3, 3.11, 3.12, 3.17, 3.19, 4.2 and 5.3 shall hereinafter collectively be referred to as “Fundamental Representations.” The covenants and other agreements set forth in this Agreement shall terminate at the Closing, except for covenants and other agreements which by their explicit terms contemplate or require performance following the Closing, each of which shall survive without limitation until complete performance of the terms thereof, provided that the covenants and other agreements set forth in Section 7.1 (Confidentiality) shall survive for a period of five (5) years following the Closing Date.

9.2.Indemnification by Sellers.

(a)Indemnity; Escrow Fund.

(i)Indemnified Losses.  “Indemnified Loss” shall mean a claim, loss, damage, deficiency, cost, expense (including reasonable attorneys’ fees and expenses of investigation) or Liability (collectively, “Losses”), other than and excluding (w) Losses taken into account in the calculation of Net Working Capital, (x) Delinquent AR, (y) Losses resulting from or related to a breach by a Company of any covenant under any Ancillary Document or, with respect to fraudulent acts or willful misconduct, to breaches, fraud or willful misconduct of a Company occurring after the Closing (i.e., while the Companies are controlled by Buyer); and (z) consequential (including lost profits), special, incidental or indirect damages.

(ii)Seller “Several” Indemnities.  Each Seller shall, severally and not jointly, indemnify and hold harmless Buyer and its Representatives and Affiliates (collectively, the “Buyer Indemnified Persons”) from and against all Indemnified Losses arising out of, or resulting from, or incurred with respect to,

(A)any breach or inaccuracy of a representation or warranty of such Seller or any Company contained in this Agreement, any Ancillary Agreement or any certificate or instrument delivered pursuant to this Agreement or any Ancillary Agreements;

(B)failure (i) by such Seller or, (ii) any Company, to perform or comply with any covenant of such Seller or any Company contained in this Agreement or any Ancillary Agreement, to which such Seller or any Company is a party;

(C)any expenses incurred by any Company as set forth and subject to Section 10.12 herein; and

(D)any Excluded Taxes.

(iii)Seller Joint and Several Indemnities. Sellers, jointly and severally, shall indemnify the Buyer Indemnified Parties for Indemnified Losses arising out of, or resulting from, or incurred with respect to breaches of representations, warranties and covenants in this Agreement resulting from the fraud or intentional misconduct of any Company or Seller.

(iv)Indemnified Losses Subject to Non-Fundamental Cap.  Except as provided by Section 9.2(a)(iii), each Seller shall, severally and not jointly, indemnify the Buyer Indemnified Parties for one-third (1/3) of the aggregate amount of Indemnified Losses, and Sellers’ aggregate liability for any claims for Losses arising out of, or resulting from, or incurred with respect to, the breaches or inaccuracies described in Section 9.2(a)(ii)(A) or (B) shall be limited to $750,000 (the “Non-Fundamental Cap”).  All obligations of Sellers under this Article IX shall be satisfied through use of the Escrow Fund first and, once the Escrow Fund is depleted, secondly through set-off against any Earn-Out Payments or other deferred payments of the Purchase Price.  Notwithstanding the foregoing, except to the extent covered by the Escrow Fund and as provided in Section 9.2(a)(iii), no Seller shall indemnify the Buyer Indemnified Parties hereunder (or be individually liable for Indemnified Losses) for any breach or inaccuracy of a representation or warranty of any other Seller, or any failure of another Seller to perform or comply with any covenant of any other Seller, contained in a Non-Compete Agreement, Employment Agreement or Consulting Agreement to which he is not a party.

(v)Uncapped Indemnified Losses. Notwithstanding the foregoing or anything to the contrary set forth herein, nothing in this Agreement shall limit the obligation (i) of Sellers to indemnify Buyer Indemnified Parties for any (x) Indemnified Losses arising out of fraud or willful breach of a representation or warranty of Sellers or the Companies for which there is indemnification under Section 9.2(a)(iii), or breach of a Fundamental Representation by Sellers or the Companies or (y) Losses pursuant to Sections 9.2(a)(ii)(C) and (D); or (ii) of any Seller in connection with the breach by such Seller of an Employment Agreement, Non-Compete Agreement, or Consulting Agreement to which he is a party.

(vi)Basket.  No Seller shall have any Liability or obligation to indemnify any Buyer Indemnified Person for any Indemnified Losses pursuant to Sections 9.2(a)(ii)(A) or (B) unless and until Officer’s Certificates shall have been delivered to the Seller Representative with respect to such Indemnified Losses which equal or exceed $75,000 in the aggregate for all such Losses (the “Basket Amount”).  At such time as Officer’s Certificates with respect to Losses which surpass the Basket Amount have been delivered to the Seller Representative, the Buyer Indemnified Persons shall be entitled to indemnification for all Indemnified Losses, including the Basket Amount.

(vii)Escrow Account.  At the Closing, the Escrow Fund will be deposited with the Escrow Agent, without any act by any Seller, to be governed by the terms set forth herein and in the Escrow Agreement.  It is understood that notwithstanding that the claims on the Escrow Fund may be with respect to matters for which a Seller is obligated only on a several (and not joint) basis, that the Escrow Fund shall be available for all Indemnified Losses, and shall not be limited by whether a particular Indemnified Loss was based on several, or on joint and several liability by the Sellers. The Escrow Fund shall be available to compensate the Buyer Indemnified Persons for Indemnified Losses and any Indemnified Losses incurred during the Escrow Period shall be first satisfied through the Escrow Fund and thereafter, subject to the limits set forth in Section 9.2(a)(iv), by looking to Sellers (or to the extent available first by offset against Earn-Out Payments or other deferred portions of the Purchase Price); provided that nothing herein shall prevent Buyer from pursuing any remedies to which it may be entitled directly against any Person breaching a covenant set forth in the Employment Agreement, a Non-Compete Agreement or a Consulting Agreement.

(viii)Buyer Not Prejudiced by Due Diligence. No investigation by Buyer or its Representatives shall in any way diminish or otherwise affect Buyer’s right to rely on any representation or warranty made by any Seller or any Company hereunder or in any Ancillary Agreement or other document delivered to Buyer in connection with the Transaction or to rely on any representation or warranty by any party to an Employment Agreement, a Non-Compete Agreement, a Consulting Agreement, or an Employment Agreement Amendment, nor shall it in any way limit Buyer’s remedies in the event of a breach of any of the foregoing.

(b)Escrow Period; Distribution upon Termination of Escrow Period.  Subject to the following requirements, the Escrow Fund shall remain in existence until one year following the Closing Date (the “Escrow Period”).  At the expiration of the Escrow Period a portion of the Escrow Fund shall be released from Escrow to the Seller Representative (as agent for Sellers) or as directed in writing by the Seller Representative in an amount equal to the Escrow Fund less an amount equal to the sum of (i) all amounts theretofore distributed out of the Escrow Fund to Buyer and the other Buyer Indemnified Persons pursuant to this Article IX and (ii) an amount equal to such portion of the Escrow Fund which, in the reasonable, good faith judgment of Buyer, subject to the reasonable objection of the Seller Representative and the subsequent resolution of the matter in the manner provided in this Section 9.2, is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate theretofore delivered to the Escrow Agent on or prior to the end of the Escrow Period, which amount shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved.  As soon as all such claims have been resolved (such resolution to be evidenced by the written agreement of Buyer and the Seller Representative or as determined by the arbitrator or arbitrators as provided for in this Article IX), the Escrow Agent shall deliver to the Seller Representative (as agent for Sellers) or as directed in writing by the Seller Representative the remaining portion of the Escrow Fund not required to satisfy such claims.

(c)Protection of Escrow Fund.  The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period and shall treat Buyer as the owner of the Escrow Fund for all Tax purposes.

(d)Claims Upon Escrow Fund.  Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of one or more certificates signed by any officer of Buyer (each, an “Officer’s Certificate”): (A) stating that Buyer or another Buyer Indemnified Person has incurred and paid or properly accrued Losses and, when applicable, that the total of all Losses, including Losses subject to prior Officer’s Certificates, exceeds the Basket Amount, (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date on which each such item was incurred and paid or properly accrued, or the basis for such anticipated Liability, and the nature of the misrepresentation, breach of warranty or claim to which such item is related, and (C) indicating the amount of cash to be disbursed to Buyer out of the Escrow Fund with respect to such Losses, the Escrow Agent shall, subject to the provisions of Section 9.2(e) and (f) hereof, deliver to Buyer out of the Escrow Fund, as promptly as practicable, such amounts held in the Escrow Fund equal to such Losses.

(e)Objections to Claims.  At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Seller Representative, and for a period of thirty (30) days after such delivery the Escrow Agent shall make no delivery to Buyer of any cash from the Escrow Fund specified in such Officer’s Certificate unless the Escrow Agent shall have received written authorization from the Seller Representative to make such delivery.  After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of an amount from the Escrow Fund in accordance with such Officer’s Certificate, provided that no such payment or delivery shall be made if the Seller Representative shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and Buyer prior to the expiration of such thirty (30) day period.

(f)Resolution of Conflicts; Arbitration.

(i)In case the Seller Representative shall so object in writing to any claim or claims made in any Officer’s Certificate within thirty (30) days after delivery of such Officer’s Certificate, the Seller Representative and Buyer shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims.  If Seller Representative and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties and shall be furnished to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such memorandum and distribute amounts from the Escrow Fund in accordance with the terms thereof.

(ii)If no such agreement can be reached after good faith negotiation for a period of ten (10) days following the submission of an objection by the Seller Representative, either Buyer or the Seller Representative may demand arbitration of the matter; and in either such event the matter shall be settled by one (1) independent arbitrator mutually agreeable to Buyer and the Seller Representative.  In the event that within forty-five (45) days after submission of any dispute to arbitration, Buyer and the Seller Representative cannot mutually agree on one arbitrator, Buyer and the Seller Representative shall each select one (1)

arbitrator, and the two (2) arbitrators so selected shall select a third arbitrator.  The arbitrator or arbitrators, as the case may be, shall set a limited time period not to exceed forty-five (45) days and establish procedures designed to limit the cost and time for discovery while allowing the Parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three (3) arbitrators, as the case may be, to discover relevant information from the opposing Parties about the subject matter of the dispute.  The arbitrator or a majority of the three (3) arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three (3) arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three (3) arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the Parties to this Agreement and all Buyer Indemnified Persons and Seller Indemnified Parties, and notwithstanding anything in Section 9.2(f) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.  Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).  In the event that the Escrow Agent has not received evidence of resolution under Section 9.2(f)(i) or this Section 9.2(f)(ii), the Escrow Agent shall continue to hold the Escrow Fund in accordance herewith.

(iii)Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.  Any such arbitration shall be held in San Francisco, California, under the Commercial Rules then in effect of the American Arbitration Association.  Each Party to any arbitration pursuant to this Section 9.2(f) shall pay its or his own expenses; the fees of each arbitrator and the administrative fee of the American Arbitration Association shall be borne equally by Buyer, on the one hand, and Sellers, on the other.  Neither the expenses that Sellers incur in the course of any arbitration pursuant to this Section 9.2(f) nor Sellers’ portion of the fees of the arbitrators or the administrative fees for the American Arbitration Association shall be deducted from any amounts held in the Escrow Fund.

(iv)Any claim by an Indemnified Person on account of a Loss which does not result from a third-party claim (i.e., a direct claim) shall be asserted by the Indemnified Person and resolved in accordance with the procedures set forth in Section 9.2(e) and (f), including after the end of the Escrow Period and release of the Escrow Fund and for claims asserted by Seller Indemnified Persons.  In the event the Escrow Period has ended at the time of such claim, the Parties shall follow the procedures set forth in Section 9.2(e) and (f) for resolution of the claim and just omit notice or reference to the Escrow Agent.

(g)Third-Party Claims against Buyer Indemnified Parties.  In the event that Buyer becomes aware of a third-party claim which results in a demand against the Escrow Fund, Buyer shall immediately notify the Seller Representative of such claim.  Buyer shall have the sole right to conduct the defense of any such claim and the right in its sole discretion to settle any such claim; provided, however, that except with the prior written consent of the Seller Representative, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Escrow Fund and the Seller Representative must consent in writing (with such consent not to be unreasonably withheld or delayed) to any settlement which includes consideration other than monetary consideration that would bind Sellers; provided, further, except with the consent of the Seller Representative, the Sellers shall not be obligated to indemnify for Indemnified Losses  in excess of the third-party claimant’s claims and the Buyer Indemnified Parties’ reasonable costs of defense.  In the event that the Seller Representative has consented to any such settlement, the Sellers shall have no power or authority to object under any provision of this Article IX to the amount of any claim by any Buyer Indemnified Person against the Escrow Fund with respect to such settlement to the extent that such amount is consistent with the terms of such settlement.

(h)Escrow Agent’s Duties.

(i)The Escrow Agent’s duties are purely ministerial in nature, and the Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth in Article IX of this Agreement, the Escrow Agreement and any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by both an officer of Buyer and the Seller Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper Person(s). The Escrow Agent shall not be liable for any action taken, suffered or omitted hereunder as Escrow Agent absent gross negligence or willful misconduct, and the Escrow Agent shall be fully protected and shall incur no Liability for any action taken, suffered or omitted pursuant to the advice of counsel.

(ii)The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the Parties or by any other Person, excepting only orders or process of courts of law or the arbitrator(s) as set forth in Section 9.2(f) or Section 9.4(e), and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court and any such arbitrator(s).  In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court or any such arbitrator(s), the Escrow Agent shall not be liable to any of the Parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii)The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the Parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv)The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v)In performing any duties under the Agreement, the Escrow Agent shall not be liable to any Person for damages, claims, Liabilities, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent.  The Escrow Agent shall not incur any such Liability for (A) any action taken, suffered or omitted in good faith, or (B) any action taken, suffered or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with Escrow Agent’s duties under this Agreement and shall be fully protected in any action taken, suffered, or omitted by it in accordance with the advice of counsel.  The Escrow Agent is not responsible for determining and verifying the authority of any Person acting or purporting to act on behalf of any Party to this Agreement.  The Escrow Agent shall have the right to perform any of its duties hereunder through agents, custodians or nominees (who are independent of the Parties), and the Escrow Agent shall not be liable or responsible for any misconduct or negligence on the part of any such agent, custodian or nominee absent gross negligence, willful misconduct or bad faith on the part of the Escrow Agent in the selection and continued employment thereof.

(vi)If any controversy arises between the Parties to this Agreement, or with any other Person, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it.  The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings.  In such event, the Escrow Agent will not be liable for damages.  Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the Parties to answer and litigate any claims and rights among themselves.  The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent through such time and which the parties jointly and severally agree to pay.  To the extent that Sellers fail to pay their portion of expenses, Buyer shall be entitled to recover such portion out of the Escrow Fund or offset the expense against deferred payments of the Purchase Price.  Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and Liability imposed by the terms of this Agreement.

(vii)The Parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, costs, fines, settlement judgments, penalties, demands, damages, Liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the execution of this Agreement or the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter other than arising out of its negligence or willful misconduct.

(viii)The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the Parties; provided,  however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the Parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice.  If the Parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent.  The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent.  Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and Liability under this Agreement.  Alternatively, if a successor escrow agent is not appointed within the above time frames, then the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.  Notwithstanding anything to the contrary in the foregoing, the Escrow Agent or any successor escrow agent shall continue to act as escrow agent hereunder and under the Escrow Agreement until a successor is appointed and qualified to act as escrow agent.

(ix)In no event shall the Escrow Agent be liable for special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(x)Any Person into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any Person to which substantially all the business of the Escrow Agent may be transferred, shall be the Escrow Agent under this Agreement without further act.

9.3.Indemnification by Buyer

.  Buyer shall indemnify and hold harmless Sellers and their respective Representatives and Affiliates (collectively, the “Seller Indemnified Persons”) from and against all Losses (other than consequential, special, incidental and indirect damages) arising out of, or resulting from, or incurred with respect to, (A) any breach or inaccuracy of a representation or warranty of Buyer contained in this Agreement; (B) any breach or inaccuracy of a representation or warranty of Buyer in any Ancillary Agreement to which it is a party; (C) any failure by Buyer to perform or comply with any covenant contained in this Agreement; and (D) any failure by Buyer to perform or comply with any covenant contained in any Ancillary Agreement to which it is a party.  Nothing in this Agreement shall limit the Liability of Buyer for any Losses arising out of fraud or willful breach of a representation or warranty, or breach of a Fundamental Representation of Buyer.

9.4.Tax Treatment of Indemnification Payments

.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Legal Requirements.

9.5.Exclusive Remedies

. Except as provided in the Vendor Payoff and Release Letter among the Companies, Sellers and BCMS, executed in connection herewith, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a Party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Legal Requirements, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement he or it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Legal Requirement, except pursuant to the indemnification provisions set forth in this Article IX.  Nothing in this Section shall limit any Person's right to seek any remedy on account of fraud by any Party.

ARTICLE X
MISCELLANEOUS

10.1.Press Releases and Public Announcements

.  Prior to the Closing, neither Buyer nor any Seller nor any Company shall issue any press release or make any public announcement relating to the subject matter of this Agreement, including the terms and conditions of this Agreement and the transactions contemplated hereby, the Purchase Price, the Parties, without the prior written approval of the other Parties; provided,  however, that (a) Buyer may make any public disclosure it believes in good faith is required by applicable Legal Requirements or any listing or trading agreement concerning its publicly-traded securities and (b) Sellers may, subject to Buyer’s written approval, correspond with third parties in writings in form and substance reasonably satisfactory to Buyer with respect to obtaining consents from such third parties pursuant to Section 3.6.  Notwithstanding the foregoing, after the Closing, Buyer may, in its sole discretion, issue a press release regarding the execution of this Agreement and the transactions contemplated hereby; provided, that Buyer shall provide Sellers with an opportunity to review and comment on the contents of any such press release a reasonable period of time prior to its dissemination to the public.  After the Closing, Sellers and their Affiliates and Representatives shall make no press release or public announcement or disclosure relating to the subject matter of this Agreement, including the Parties, the terms and conditions of this Agreement and the transactions contemplated hereby, without the prior written consent of Buyer, which Buyer shall be entitled to grant or refuse in its sole discretion.

10.2.No Third-Party Beneficiaries

.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties, and their respective successors and permitted assigns, other than as specifically and expressly set forth herein.

10.3.Entire Agreement

.  This Agreement (including the exhibits and schedules hereto), the Ancillary Agreements, and the indemnity provided in the Vendor Payoff and Release Letter, among the Companies, Sellers and BCMS, executed in connection herewith, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

10.4.Amendment

.  This Agreement may be amended by the Parties hereto by execution of an instrument in writing signed on behalf of each of the Parties hereto; provided,  however, that the consent of Escrow Agent shall not be required in connection with any amendment to this Agreement that does not affect the rights or obligations of the Escrow Agent; and provided further that any such amendment that would require shareholder or director approval under applicable Legal Requirements shall not be effective without obtaining such approval.

10.5.Waivers

.  Except as otherwise set forth in Section 9.5 above, the rights and remedies of the Parties to this Agreement are cumulative and not alternative. Except as otherwise set forth in Article IX above, neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable Legal Requirements, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.6.Successors and Assigns

.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  During the Target Years, neither Buyer nor Sellers may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other.  The consent of the Escrow Agent shall not be required for any such assignment.

10.7.Counterparts

.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more Parties, and an executed copy of this Agreement may be delivered by one or more Parties by facsimile or other electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes as if it were an original.  At the request of any Party, all Parties hereto agree to execute an original of this Agreement in addition to any facsimile, telecopy or other reproduction hereto already executed.

10.8.Headings

.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.9.Notices

.  All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by certified or registered first class mail, postage prepaid, return receipt requested, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with FedEx or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission or transmission by email; provided that if delivered by facsimile or by email transmission with copy by certified or registered first class mail, postage prepaid, mailed on the date of the facsimile or email transmission with return receipt requested and shall be addressed to the intended recipient as set forth below:

if to Buyer, to:
CAI International, Inc. Steuart Street Tower, Suite 900 One Market Plaza San Francisco, California 94105 Attention: Legal Department Facsimile: (415) 788-3430
with a copy (which shall not constitute notice) to:
Perkins Coie LLP 505 Howard Street San Francisco, California 94105 Attention: Edward Wes, Esq. Facsimile: (415) 344-7050 Email:ewes@perkinscoie.com if to Sellers or to the Companies, to:
(a)Robert Thompson P.O. Box 842 Brandon, Florida 33509 Email:BobThompson@earthlink.net
(b)Richard Fink 4108 SE 179th Ct Vancouver, Washington 98683 Email: richardf@sterlink.net
(c)Edward Kropp 1701 S.E. 111th Ct. Vancouver, Washington 98664-6200 Email: ekropp62@gmail.com with a copy (which shall not constitute notice) to:
Chamberlain, Hrdlicka, White, Williams & Aughtry 1200 Smith Street, Suite 1400 Houston, Texas 77002 Attention: Amy Moss, Esq. Facsimile: 713-658-2553 Email:Amy.Moss@chamberlainlaw.com if to the Seller Representative, to:
Robert Thompson P.O. Box 842 Brandon, Florida 33509 Email:BobThompson@earthlink.net with a copy (which shall not constitute notice) to:
Chamberlain, Hrdlicka, White, Williams & Aughtry 1200 Smith Street, Suite 1400 Houston, Texas 77002 Attention: Amy Moss, Esq. Facsimile: 713-658-2553 Email:Amy.Moss@chamberlainlaw.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties ten (10) days’ advance written notice to the other Parties pursuant to the provisions above.

10.10.Governing Law

.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10.11.Severability

.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.12.Expenses

.  Except as otherwise specifically provided herein, each Party will bear his or its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby,

including but not limited to (a) all third party legal, accounting, financial advisory, consulting, finders or other fees and expenses and (b) any payments made under or with respect to any contracts of the Companies or Sellers (i) in connection with any change in control obligations, (ii) arising under any required consents, waivers or approvals in connection with the Acquisition and the transactions contemplated by this Agreement, or (iii) in connection with any agreed upon modification or early termination of such contracts.  If the Acquisition is consummated, then any such costs set forth in (a) and (b) above incurred or paid by Companies shall, at the Buyer’s option, either be deducted from the Purchase Price (including any deferred portion of the Purchase Price) or paid out of the Escrow Fund and shall not be subject to the Basket Amount.

10.13.Construction

.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.

10.14.Further Assurances

.  The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

10.15.Attorneys’ Fees

.  In the event of any litigation between the parties hereto related to this Agreement or the transactions contemplated hereby, the prevailing party shall be entitled to be reimbursed by the losing party for its reasonable out of pocket costs and expenses, including attorneys’ fees.

10.16.Arbitration

.  Subject to the provisions of Section 2.2(c) and Section 2.3(c) (which shall be determined by the Independent Accounting Firm), any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to the Acquisition shall be settled by final and binding arbitration in San Francisco, California (or such other place as may be agreed to by the Parties) before a single independent arbitrator, selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) with the applicable of Delaware Legal Requirements.  The arbitrators shall be permitted to retain independent experts (e.g., accountants) as necessary and in accordance with the rules of AAA.  Any award pursuant to such arbitration shall be accompanied by a written opinion of the arbitrators giving the reasons for the award, including finding of facts and conclusions of law.  The award rendered by the arbitrator shall be conclusive and binding upon the Parties, and judgment upon the award may be entered in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement.  Each Party shall pay his or its own expenses of arbitration and the expenses of the arbitrator (including his or her compensation) shall be borne equally by the Parties (one-half by Buyer and one-half by Sellers), except that if any matter of dispute raised by a Party or any defense or objection thereto was unreasonable or made in bad faith, the arbitrator may assess, as part of the award, all or any part of the arbitration expenses (including reasonable attorneys' fees and expenses) of the other party and the arbitration fees against the Party raising such unreasonable matter of dispute or defense or objection thereto.  Nothing herein set forth shall prevent the Seller Representative and Buyer from settling any dispute by mutual agreement at any time.  Each of the Parties hereby consents to the jurisdiction of the state and federal courts located in the City of San Francisco, State of California (and of the appropriate appellate courts therefrom) in any such action or proceeding (including but not limited to, an action to compel arbitration) and waives any objection to venue laid therein, process in any action or proceeding referred to in the preceding sentence may be served personally or by registered mail, anywhere in the world.  If any Party files, and is allowed by the courts to prosecute, a court action against any other Party, the plaintiff in such action agrees not to request, and hereby waives such Party's right to a trial by jury.  In construing this Agreement and disputes arising hereunder, the arbitrator shall apply the law of the State of Delaware, without regard to its conflicts of laws principles.  There shall be a stenographic transcription of the arbitration proceedings, the costs thereof to be shared equally by the Parties.  Upon an application to a court of competent jurisdiction with respect to an award rendered by the arbitrator, any court having jurisdiction may enter judgment upon any award either by confirming the award, or by vacating, modifying or correcting the award.  The court shall vacate, modify or correct any award:  (A) where the arbitrator’s findings of fact are not supported by substantial evidence; or (B) where the arbitrator’s conclusions of law are erroneous.  This arbitration clause, and its enforcement, shall be governed by the laws of the State of Delaware.  THE PARTIES UNDERSTAND THAT, ABSENT THIS AGREEMENT, THEY WOULD HAVE THE RIGHT TO SUE EACH OTHER IN COURT, AND THE RIGHT TO A JURY TRIAL, BUT, BY THIS AGREEMENT, GIVE UP THAT RIGHT AND AGREE TO RESOLVE ANY AND ALL GRIEVANCES (OTHER THAN WITH RESPECT TO Section 2.2(c) and Section 2.3(c)), BY ARBITRATION.

10.17.Appointment of Seller Representative

.  Each Seller hereby appoints Robert Thompson, as his representative to act as attorney-in-fact and representative for all purposes of this Agreement and the transactions contemplated hereby, with the right, in such capacity, in his sole discretion, to do any and all things and to execute any and all documents in the each Seller's place and stead, in any way which Seller could do if personally present, in connection with this Agreement and the transactions contemplated thereby, including the full and irrevocable authority on behalf of each Seller, without giving notice to any Seller, to take any of the following actions:

(i)to accept on each Seller’s behalf any amount payable to such Seller under this Agreement;

(ii)to deliver a Seller’s certificates representing his Shares;

(iii)to negotiate and otherwise deal with Buyer, in all respects;

(iv)to accept and give service of process and all other notices and other communications relating to this Agreement;

(v)to settle any dispute relating to the terms of this Agreement;

(vi)to execute any instrument or document that the Seller Representative may determine is necessary or desirable in the exercise of his authority under this Agreement and power-of-attorney; and

(vii)to act in connection with all matters relating to this Agreement and the transactions contemplated thereby, including the power to employ auditors, attorneys and other Persons in connection therewith.

(a)Robert Thompson accepts the appointment as Seller Representative under the terms of conditions set forth herein.

(b)Sellers further agree, as follows:

(i)Sellers recognize the inherent conflict of interest of Robert Thompson as the Seller Representative and as a continuing employee of Buyer, any Company or any of their respective Affiliates and waives any claims with respect thereto; and

(ii)the Seller Representative (A) shall not incur any personal liability for acting in such capacity if in doing so he acts upon advice of counsel or otherwise acts in good faith, (B) shall not incur any personal liability for acting in such capacity in the absence of his gross negligence or willful misconduct, and (C) may act upon any instrument or signature believed by him to be genuine and may assume that any Person purporting to give any notice or instruction under this Agreement or under any other related agreement or document believed by him to be authorized has been authorized to do so.

(c)If Robert Thompson is unable to serve or resigns as the Seller Representative, Sellers (by majority approval) may appoint a substitute representative to replace him, which individual shall have all the powers and authority granted to the Seller Representative by this Section.  Buyer shall accept such substitute representative without objection; provided,  however, that Robert Thompson shall continue to serve as the representative until such substitute representative has been appointed by Sellers.

(d)Buyer shall be entitled to rely without investigation on any action taken by the Seller Representative as being taken by the Seller Representative for himself and on behalf of each Seller and as being fully authorized by each Seller.

[Signature pages follows]

IN WITNESS WHEREOF, Buyer, Sellers, Companies and the Escrow Agent have caused this Agreement to be signed, all as of the date first written above.

BUYER:BUYER:
BUYER:
CAI INTERNATIONAL, INC.

	By:	/s/ VICTOR M. GARCIA
	Name:	Victor Garcia
	Title:	President and Chief Executive Officer

IN WITNESS WHEREOF, Buyer, Sellers, the Companies and the Escrow Agent have caused this Agreement to be signed, all as of the date first written above.

SELLERS:

/s/ ROBERT H. THOMPSON
Robert H. Thompson, in his own capacity, and as the Seller Representative

/s/ EDWARD L. KROPP III
Edward L. Kropp, III

/s/ RICHARD F. FINK
Richard F. Fink

COMPANIES:
GENERAL TRANSPORTATION SERVICES, INC.

By:	/s/ EDWARD L. KROPP III
Name:	Edward L. Kropp, III
Title:	President

HYBRID LOGISTICS, INC.

By:	/s/ ROBRT H. THOMPSON
Name:	Robert H. Thompson
Title:	President

IN WITNESS WHEREOF, Buyer, Sellers, Companies and the Escrow Agent have caused this Agreement to be signed, all as of the date first written above.

ZIONS BANK, A DIVISION OF ZB, NATIONAL ASSOCIATION

As to Article IX only

By:	/s/ DAVID W. BATA
Name:	David W. Bata
Title:	Senior Vice President